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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒ Definitive Information Statement

Virtu Financial, Inc. (Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Information Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
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	(4)	Date Filed:

VIRTU FINANCIAL, INC.
900 Third Avenue, 29th Floor
New York, New York 10022

June 29, 2017

NOTICE OF ACTION TAKEN
PURSUANT TO WRITTEN CONSENTS OF STOCKHOLDERS

To Our Stockholders:

        Virtu Financial, Inc., a Delaware corporation (the "Company", "Virtu" or "we") hereby gives notice to the holders of its Class A common stock, par value $0.00001 per share ("Company Class A Common Stock"), that TJMT Holdings LLC (the "Founder Member"), an affiliate of Mr. Vincent Viola, our Founder and Executive Chairman, and other members of the Viola family, which holds a majority of the voting power of the outstanding capital stock of the Company, has taken certain actions by written consent, which consent is set forth in Appendix A hereto, to approve the issuance of greater than 20 percent of the Company's outstanding Company Class A Common Stock (the "Share Issuance") in connection with financing the acquisition by the Company (the "Acquisition") of KCG Holdings, Inc. (the "Target" or "KCG").

        The Company Class A Common Stock is listed and traded on The NASDAQ Stock Market LLC ("NASDAQ") under the symbol "VIRT." Under the NASDAQ rules, the holders of outstanding shares of capital stock of the Company holding at least a majority of the voting power must approve the Share Issuance because we will have issued in connection with the transactions required to finance the consideration for the Acquisition securities in excess of 20 percent of the number of shares of Company Class A Common Stock outstanding before such issuance. Section 228 of the General Corporation Law of the State of Delaware (the "DGCL") and our organizational documents permit any action that may be taken at a meeting of the stockholders to be taken by written consent by the holders of a majority of the voting power of the outstanding capital stock of the Company required to approve the action at a meeting. Accordingly, the Founder Member, which holds a majority of the voting power of the outstanding capital stock of the Company, has approved the Share Issuance to finance the consideration required to complete the Acquisition, subject to the terms and conditions set forth in the documents governing the transactions.

        All necessary corporate approvals in connection with the matters referred to in this Information Statement relating to the Share Issuance have been obtained, and the Company may issue the shares of Company Class A Common Stock upon providing necessary notice to its non-consenting stockholders in accordance with the DGCL and the U.S. federal securities laws and upon satisfaction of the terms and conditions set forth in the documents governing these transactions. The Company is not required to obtain, nor is it seeking, approval of any other transactions in connection with the Acquisition, including the Merger (as defined below), for which no stockholder vote for the Company is required. This Information Statement is being furnished to all stockholders of the Company pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, solely for the purpose of informing the non-consenting stockholders of these corporate actions before the Company takes such actions set forth in the written consent. In accordance with Rule 14c-2 under the Exchange Act, the Company may issue the shares of Company Class A Common Stock no sooner than 20 calendar days after the definitive form of the accompanying Information Statement is first being mailed to the Company's stockholders, subject to notice and approval of NASDAQ.

        We are mailing this Information Statement to our holders of record as of the close of business on June 23, 2017, which was the date on which the written consent received approval of the Founder Member. This Information Statement is being provided to you for your information to comply with the Exchange Act requirements. You are urged to read this Information Statement carefully in its entirety. No action is required on your part in connection with this document. No stockholder meeting will be held in connection with this Information Statement. We are not asking you for a proxy and you are requested not to send us a proxy.

        We thank you for your continued support.

By Order of the Board of Directors
/s/ VINCENT VIOLA Vincent Viola Founder, Executive Chairman and Chairman of the Board of Directors

New York, New York
June 29, 2017

        Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Acquisition or the Share Issuance, passed upon the merits or fairness of the Acquisition or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying Information Statement. Any representation to the contrary is a criminal offense.

VIRTU FINANCIAL, INC.
900 Third Avenue, 29th Floor
New York, New York 10022

INFORMATION STATEMENT

        We are required to deliver this Information Statement to holders of the Company Class A Common Stock to inform them that the Founder Member, which holds a majority of the voting power of the outstanding capital stock of the Company, has taken certain actions by written consent, which would normally require a meeting of stockholders. June 23, 2017, which was the date on which the written consent received approval of the Founder Member, has been fixed as the record date for the determination of stockholders entitled to receive this Information Statement.

THIS INFORMATION STATEMENT IS FIRST BEING SENT ON OR ABOUT JUNE 29, 2017
TO THE RECORD HOLDERS AS OF JUNE 23, 2017.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

i

SUMMARY

        This Summary and the section titled "Questions and Answers About the Acquisition" summarize certain information contained in this Information Statement, but do not contain all of the information that is important to you. The description and summaries of the documents and agreements below do not purport to be complete and are qualified in their entirety by reference to the actual documents and agreements. You should carefully read this entire Information Statement, including the attached Appendix.

 ISSUANCE OF 48,076,924 SHARES OF COMPANY CLASS A COMMON STOCK

        On April 20, 2017, Virtu Financial, Inc., a Delaware corporation (the "Company," "Virtu" or "we") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Orchestra Merger Sub, Inc., a Delaware corporation and indirect wholly-owned subsidiary of the Company ("Merger Sub"), and KCG Holdings, Inc., a Delaware corporation (the "Target" or "KCG").

        Pursuant to the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Target (the "Merger"), with the Target surviving the Merger as a wholly-owned subsidiary of the Company (the "Acquisition"). Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each of the Target's issued and outstanding shares of Class A common stock, par value $0.01 per share ("Target Class A Common Stock"), will be cancelled and extinguished and converted into the right to receive $20.00 in cash, without interest (the "Merger Consideration"), less any applicable withholding taxes.

        In connection with financing the consideration for the Acquisition, the Company entered into the following transactions (collectively, the "Financing Transactions"):

Equity Financing

Temasek Investment Agreement and NIH Investment Agreement

        In connection with financing the Merger Consideration, on April 20, 2017, the Company entered into (i) an investment agreement (the "Temasek Investment Agreement") with an affiliate of one of our existing holders of Company Class A Common Stock, Aranda Investments Pte. Ltd. ("Temasek"), pursuant to which the Company will issue to Temasek 8,012,821 shares of the Company's Class A common stock, par value $0.00001 per share ("Company Class A Common Stock"), at a purchase price of $15.60 per share (the "Temasek Investment") and (ii) an investment agreement (the "NIH Investment Agreement") with North Island Holdings I, LP ("NIH") pursuant to which the Company will issue to NIH 40,064,103 shares of Company Class A Common Stock at a purchase price of $15.60 per share and pay to NIH a deal fee of $6.3 million, which fee was to be offset against the purchase price paid at closing. On June 23, 2017, the NIH Investment Agreement was amended and restated in its entirety to effect the fee offset provision by eliminating the deal fee and reducing the purchase price per share by an amount such that the net total amount payable as consideration by NIH remained unchanged (the "NIH Investment"). The Temasek Investment and the NIH Investment will result in the issuance of a total of 48,076,924 shares of Company Class A Common Stock and gross proceeds to the Company of approximately $743.7 million.

        Each of the Temasek Investment and NIH Investment is contingent upon the closing of the Acquisition and is subject to customary and other closing conditions, including receipt of required regulatory approvals, and the execution and delivery of certain documents.

        The Company Class A Common Stock was offered and will be sold in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(a)(2) of the Securities Act, and may not be offered or sold absent registration or an applicable exemption from registration.

Debt Financing

        In connection with financing the Merger Consideration, on April 20, 2017, the Company also entered into a debt financing commitment letter (the "Debt Commitment Letter") with JPMorgan Chase Bank, N.A. ("J.P. Morgan" or the "Lender"). Pursuant to the Debt Commitment Letter, the Lender committed to arrange and provide the Company with: (i) up to $825.0 million aggregate principal amount of senior secured term B loans (the "Term Loan Facilities") and (ii) if $825.0 million aggregate principal amount of senior secured second lien notes are not issued and sold on or prior to the date of consummation of the Acquisition in such amount, $825.0 million aggregate principal amount (minus the gross proceeds of such notes issued prior to the date of consummation of the Acquisition) in senior secured second lien bridge loans (the "Bridge Loans").

        On June 2, 2017, a subsidiary of the Company (the "Borrower") priced $1,150 million aggregate principal amount senior secured first lien term loans at LIBOR plus 375 basis points with a maturity date that is four and one-half years (the "Term Loan Facility"). The Term Loan Facility is expected to close at the end of June 2017. The gross proceeds of $610 million of the loans under the Term Loan Facility will be held in escrow until immediately prior to the consummation of the Acquisition. In addition, on June 16, 2017, certain other subsidiaries of the Company (the "Issuers") closed an offering of $500 million aggregate principal amount of 6.750% Senior Secured Second Lien Notes due 2022 (the "Notes"). The gross proceeds of the Notes will be held in escrow until immediately prior to the consummation of the Acquisition.

        Virtu intends to use the gross proceeds from the Term Loan Facility and the Notes to (i) pay the Merger Consideration in connection with the Acquisition; (ii) repay, refinance or retire certain of the Company's and KCG's existing indebtedness; and (iii) pay fees, expenses and other amounts related to the Acquisition and related transactions.

Other Information

        The Company has four classes of authorized common stock consisting of Class A Common Stock, Class B common stock, par value $0.00001 per share ("Company Class B Common Stock"), Class C common stock, par value $0.00001 per share ("Company Class C Common Stock"), and Class D common stock, par value $0.00001 per share ("Company Class D Common Stock"). The Company Class A Common Stock and the Company Class C Common Stock have one vote per share. The Company Class B Common Stock and the Company Class D Common Stock have 10 votes per share. Shares of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

        TJMT Holdings LLC (the "Founder Member"), an affiliate of Mr. Vincent Viola, our Founder and Executive Chairman, and other members of the Viola family, holds all of our issued and outstanding Company Class D Common Stock and controls approximately 92.7% of the combined voting power of our outstanding capital stock. As a result, it is able to control any action requiring the general approval of our stockholders, including approving the issuance of Company Class A Common Stock in connection with the Financing Transactions described above (the "Share Issuance").

        The Company Class A Common Stock is listed and traded on The NASDAQ Stock Market LLC ("NASDAQ") under the symbol "VIRT." Under the NASDAQ rules, the holders of outstanding shares of capital stock of the Company holding at least a majority of the voting power must approve the Share Issuance because we will have issued in connection with the Financing Transactions in excess of 20 percent of the number of shares of Company Class A Common Stock outstanding before such issuance. Section 228 of the General Corporation Law of the State of Delaware (the "DGCL") and our organizational documents permit any action that may be taken at a meeting of the stockholders to be taken by written consent by the holders of a majority of the voting power of the outstanding capital stock of the Company required to approve the action at a meeting. Accordingly, the Founder Member, which holds a majority of the voting power of the outstanding capital stock of the Company, has approved the Share Issuance in connection with the Financing Transactions, subject to the terms and conditions set forth in the documents governing the transactions.

        All necessary corporate approvals in connection with the matters referred to in this Information Statement relating to the Share Issuance have been obtained, and the Company may issue the shares of Company Class A Common Stock upon providing necessary notice to its non-consenting stockholders in accordance with the DGCL and the U.S. federal securities laws and upon satisfaction of the terms and conditions set forth in the documents governing these transactions. The Company is not required to obtain, nor is it seeking, approval of any other transactions in connection with the Acquisition, including the Merger, for which no stockholder vote for the Company is required. This Information Statement is being furnished to all stockholders of the Company pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, solely for the purpose of informing the non-consenting stockholders of these corporate actions before the Company takes such actions set forth in the written consent. In accordance with Rule 14c-2 under the Exchange Act, the Company may issue the shares of Company Class A Common Stock no sooner than 20 calendar days after the definitive form of this accompanying Information Statement is first being mailed to the Company's stockholders, subject to notice and approval of NASDAQ.

        We are mailing this Information Statement to our holders of record as of the close of business on June 23, 2017, which was the date on which the written consent received approval of the Founder Member. This Information Statement is being provided to you for your information to comply with the Exchange Act requirements. You are urged to read this Information Statement carefully in its entirety. No action is required on your part in connection with this document. No stockholder meeting will be held in connection with this Information Statement. We are not asking you for a proxy and you are requested not to send us a proxy.

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

Q:
Why am I receiving this Information Statement?

A:
Virtu is acquiring KCG in accordance with the terms of the Merger Agreement, as described in this Information Statement, and is partially financing the Acquisition through the Share Issuance. We are required to deliver this Information Statement to holders of the Company Class A Common Stock to inform them that the Founder Member, which holds a majority of the voting power of the outstanding capital stock of the Company, has taken certain actions by written consent to approve the Share Issuance to finance the Acquisition. We are mailing this Information Statement to our holders of record as of the close of business on June 23, 2017, which was the date on which the written consent received approval of the Founder Member. This Information Statement is being provided to you for your information to comply with the Exchange Act requirements. You are urged to read this Information Statement carefully in its entirety. However, no action is required on your part in connection with this document. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:
When and where is the stockholder meeting?

A:
No stockholder meeting will be held in connection with this Information Statement.

Q:
Will I be able to vote on approving the Acquisition or any other matter?

A:
No. This Information Statement relates to approval of the Share Issuance, which has been approved by written consent by the Founder Member, the holder of a majority of the voting power of the outstanding capital stock of the Company. The Company is not required to obtain, nor is it seeking, approval of any other transactions in connection with the Acquisition, including the Merger, for which no stockholder vote for the Company is required.

Q:
What is the record date for stockholders entitled to receive this Information Statement?

A:
The record date is June 23, 2017, which was the date on which the written consent approving the Share Issuance received approval of the Founder Member, which holds a majority of the voting power of the outstanding capital stock of the Company.

Q:
Why is the Company acquiring the Target?

A:
After careful consideration of various factors described in "The Merger—Reasons for the Merger," the Board has determined that it is advisable and in the best interests of the Company and its stockholders that the Company enter into the Merger Agreement and the other documents contemplated by the Merger Agreement. The Board has unanimously recommended that the stockholders entitled to vote on the Share Issuance approve the Share Issuance.

Q:
What is the Merger Consideration being paid by the Company to acquire 100% of the outstanding stock of the Target?

A:
The Company will pay approximately $1.4 billion to acquire all of the outstanding stock of the Target, which is equal to $20.00 per share of Target Class A Common Stock.

Q:
What is the ownership of the Company following the Acquisition?

A:
Following closing of the Acquisition, based on outstanding shares of capital stock of the Company as of the record date, the Company stockholders immediately before the Closing will own approximately 74.6% of the outstanding Company Class A Common Stock and the two investors that are acquiring Company Class A Common Stock in connection with the Share Issuance,

  Temasek, which is an affiliate of an existing Company stockholder, will receive approximately 4.2% of the outstanding Company Class A Common Stock, and NIH will receive approximately 21.2% of the outstanding Company Class A Common Stock. The foregoing assumes the conversion of all shares of the Company Class C Common Stock and Company Class D Common Stock into shares of Company Class A Common Stock.

Q:
Who will manage the Company after the Closing?

A:
The Company will continue to be overseen by the Board, which, upon the closing of the Acquisition, will include two new members appointed by NIH, Robert Greifeld, who will be appointed as Chairman of the Board, and Glenn Hutchins. The executive officers of the Company will remain unchanged.

Q:
When do you expect to complete the Acquisition?

A:
We are working to complete the Acquisition as soon as possible. We expect to complete the Acquisition in the third quarter of 2017. The closing of the Acquisition is subject to the conditions and approvals described in this Information Statement and more specifically set forth in the Merger Agreement.

Q:
Who can help answer your questions?

A:
If you have more questions about the Acquisition, the Financing Transactions and the other transactions provided for in the Merger Agreement and described in this Information Statement, you should contact:

Virtu Financial, Inc.
900 Third Avenue, 29th Floor
New York, New York 10022
Attention: Andrew Smith, Investor Relations
Phone: (212) 418-0100

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        This Information Statement, as well as our and KCG's other public documents and statements, contain forward-looking statements that are subject to the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, which are based on the beliefs, expectations, estimates, projections, assumptions, forecasts, plans, anticipations, targets, outlooks, initiatives, visions, objectives, strategies, opportunities, drivers, focus and intents of management. While we believe that our estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known and unknown factors, and it is impossible to anticipate all factors that could affect our results. Forward-looking statements can be identified by, among other things, the use of forward-looking language such as "estimates," "objectives," "visions," "projects," "forecasts," "focus," "drive towards," "plans," "targets," "strategies," "opportunities," "assumptions," "drivers," "believes," "intends," "outlooks," "initiatives," "expects," "scheduled to," "anticipates," "seeks," "may," "will" or "should" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategies, targets, long-range plans, models or intentions. Forward-looking statements speak only as of the date they are made, and except for Virtu's ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. The following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements made by the Company:

  •
  Virtu's beliefs, expectations, guidance, focus and/or plans regarding future events, including Virtu's plans to consummate the Acquisition and the related financing transactions, as well as the terms and conditions of such transactions and the timing thereof;

  •
  risks and uncertainties relating to the Acquisition not being timely completed, if completed at all;

  •
  risks associated with the financing of the transaction;

  •
  the significant costs and significant indebtedness that will be incurred in connection with the consummation of the Acquisition, and the integration of KCG into our business;

  •
  the risk that our operating results after the Acquisition may materially differ from the pro forma financial information contained in this Information Statement;

  •
  the risk that integrating KCG's business into our business may divert management's attention away from operations;

  •
  the risk that we may encounter significant difficulties or delays in integrating the two businesses and the anticipated benefits, cost savings and synergies or capital release may not be achieved;

  •
  the significant uncertainty to us and KCG while the Acquisition is pending;

  •
  the assumption of potential liabilities relating to KCG's business;

  •
  unanticipated circumstances or results affecting KCG's financial performance, including, among others, (i) the inability to manage trading strategy performance and grow revenue and earnings, (ii) changes in market structure, legislative, regulatory or financial reporting rules, including the increased focus by Congress, federal and state regulators, the self-regulatory organization and the media on market structure issues, and in particular, the scrutiny of high frequency trading, best execution, internalization, alternative trading systems, market fragmentation, colocation, access to market data feeds, and remuneration arrangements such as payment for order flow and exchange fee structures; and (iii) KCG's ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG's customers and potential customers;

  •
  the effects of and changes in economic conditions (such as volatility in the financial markets, inflation, monetary conditions and foreign currency fluctuations, foreign currency controls and/or government-mandated pricing controls, as well as in trade, monetary, fiscal and tax policies in international markets) and political conditions (such as military actions and terrorist activities);

  •
  prior to the completion of the Acquisition, the Company's or KCG's respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities;

  •
  the effect that the Acquisition may have on employee relations;

  •
  reduced levels of overall trading activity;

  •
  dependence upon trading counterparties and clearing houses performing their obligations to us;

  •
  failures of our customized trading platform;

  •
  risks inherent to the electronic market making business and trading generally;

  •
  increased competition in market making activities;

  •
  dependence on continued access to sources of liquidity;

  •
  risks associated with self-clearing and other operational elements of our business;

  •
  compliance with laws and regulations, including those specific to our industry;

  •
  our obligation to comply with applicable regulatory capital requirements;

  •
  litigation or other legal and regulatory-based liabilities;

  •
  proposed legislation that would impose taxes on certain financial transactions in the European Union, the U.S. and other jurisdictions;

  •
  our obligation to comply with laws and regulations applicable to our international operations;

  •
  enhanced media and regulatory scrutiny and its impact upon public perception of us or of companies in our industry;

  •
  our need to maintain and continue developing proprietary technologies;

  •
  failure to maintain system security or otherwise maintain confidential and proprietary information;

  •
  capacity constraints, system failures, and delays;

  •
  dependence on third party infrastructure or systems;

  •
  use of open source software;

  •
  failure to protect or enforce our intellectual property rights in our proprietary technology;

  •
  risks associated with international operations and expansion, including failed acquisitions or dispositions;

  •
  fluctuations in currency exchange rates;

  •
  risks associated with potential growth and associated corporate actions;

  •
  inability to, or delay in, accessing the capital markets to sell shares or raise additional capital;

  •
  loss of key executives and failure to recruit and retain qualified personnel; and

  •
  risks associated with losing access to a significant exchange or other trading venue.

        Factors other than those listed above could also cause our results to differ materially from expected results. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

THE ACQUISITION

The Merger

The Parties to the Merger

Virtu

Virtu Financial, Inc.
900 Third Ave., 29th Floor
New York, NY 10022
Telephone: (212) 418-0100

        Virtu Financial, Inc. is a leading technology-enabled market maker and liquidity provider to the global financial markets. Virtu generates revenue by buying and selling securities and other financial instruments and earning small amounts of money on individual transactions based on the difference between what buyers are willing to pay and what sellers are willing to accept, often referred to as "bid/ask spreads," across a large volume of transactions. Virtu makes markets by providing quotations to buyers and sellers in more than 12,000 securities and other financial instruments on more than 235 unique exchanges, markets and liquidity pools in 36 countries around the world. Virtu also generates revenue by using its proprietary technology to earn technology services revenue, by providing technology infrastructure and agency execution services to select third parties. Virtu's shares of its Class A common stock are listed on the NASDAQ under the symbol "VIRT."

KCG

KCG Holdings, Inc.
300 Vesey Street
New York, NY 10282
Telephone: (646) 682-6000

        KCG Holdings, Inc., a Delaware corporation, is a leading independent securities firm offering clients a range of services designed to address trading needs across asset classes, product types and time zones. KCG combines advanced technology with specialized client service across market making, agency execution and trading venues and also engages in principal trading via exchange-based electronic market making. KCG has multiple access points to trade global equities, options, fixed income, currencies and commodities via voice or automated execution. Shares of KCG common stock are listed on the NYSE under the symbol "KCG."

        Additional information about KCG and its subsidiaries is included in documents incorporated by reference in this Information Statement. See "Incorporation of Certain Information by Reference." KCG maintains a website at http://www.kcg.com. The information provided on KCG's website is not part of this Information Statement and is not incorporated by reference.

Merger Sub

Orchestra Merger Sub, Inc.
c/o Virtu Financial, Inc.
900 Third Ave., 29th Floor
New York, NY 10022
Telephone: (212) 418-0100

        Orchestra Merger Sub, Inc. is a Delaware corporation and an indirect, wholly-owned subsidiary of Virtu. Merger Sub was incorporated on April 17, 2017 for the sole purpose of effecting the merger. As of the date of this Information Statement, Merger Sub has not conducted any activities other than those incidental to its incorporation, the execution of the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Merger Agreement

        The following discussion contains certain information about the Acquisition and the Merger Agreement. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Exhibit 2.1 to our Current Report on Form 8-K filed on April 21, 2017 and incorporated herein by reference. We urge you to read carefully this entire Information Statement, including the Merger Agreement attached as Exhibit 2.1 to our Current Report on Form 8-K filed on April 21, 2017, for a more complete understanding of the merger.

Explanatory Note Regarding the Merger Agreement

        The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company and Target contained in this Information Statement or in the public reports of the Company and Target filed with the SEC may supplement, update or modify the factual disclosures about the Company and Target contained in the Merger Agreement. The Merger Agreement contains representations and warranties by the Company, on the one hand, and Target, on the other hand. The representations, warranties and covenants made in the Merger Agreement by the Company and Target were qualified and subject to important limitations that were negotiated and agreed to by the Company and Target. In particular, in your review of the representations and warranties contained in the Merger Agreement, and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the merger and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally relevant to investors or applicable to reports and documents filed with the SEC, and some were qualified by the matters contained in confidential disclosure schedules that the Company and Target each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Merger Agreement.

        For the foregoing reasons, the representations and warranties, or any descriptions of those provisions, should not be read alone or relied upon as characterizations of the actual state of facts or condition of the Company, Target or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this Information Statement. See "Where You Can Find More Information." The Company will provide additional disclosures in their public reports to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

Structure of the Merger

        Each of the Company's and Target's respective boards of directors has unanimously approved the Merger Agreement and the merger. Under the Merger Agreement, Merger Sub, an indirect wholly owned subsidiary of Virtu, will merge with and into Target, so that the Target will be the surviving entity in the merger and will be an indirect wholly owned subsidiary of Virtu when the merger is completed.

Merger Consideration

        In the merger, each share of Target Class A Common Stock issued and outstanding immediately prior to the effective time, except for specified shares held by Target or owned by Virtu or Merger Sub and shares of Target Class A Common Stock held by Target stockholders who properly exercise dissenters' rights, shall be converted into the right to receive $20.00 in cash without interest.

        At the effective time, all Target Class A Common Stock will convert into the right to receive the merger consideration, will no longer be outstanding and will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the merger consideration to be paid in accordance with the Merger Agreement.

        The price to be paid for each share of Target Class A Common Stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of Target Class A Common Stock, including if Target pays dividends in, splits, combines into a smaller number or issues by reclassification any shares of Target Class A Common Stock (or undertakes any similar act) prior to the effective time.

        At the effective time, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

        Shares of Target Class A Common Stock held by the Target as treasury stock (other than shares in a "Company plan" (as defined in "The Merger Agreement—Covenants and Agreements") (which we refer to in this Information Statement as a "Target plan")) or owned by Virtu or Merger Sub (other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) immediately prior to the effective time of the merger, and shares held by Target stockholders who have properly exercised appraisal rights with respect to their shares, will be cancelled, and no merger consideration will be paid with respect to those shares.

Treatment of Target Equity Awards

        Stock Options:    At the effective time, each outstanding stock option under the Target plan will be cancelled and will entitle the holder of such stock option to receive an amount in cash equal to the product of (i) the number of shares of Target Class A Common Stock subject to such stock option immediately prior to the effective time and (ii) the excess, if any, of (x) the merger consideration of $20.00 per share over (y) the exercise price per share of such stock option, less applicable taxes required to be withheld with respect to such payment. Any stock option that has an exercise price per share that is greater than or equal to the merger consideration of $20.00 per share will be cancelled at the effective time for no consideration or payment.

        SARs:    At the effective time, each outstanding SAR granted under the Target plan will be cancelled and will entitle the holder of such SAR to receive an amount in cash equal to the product of (i) the number of shares of Target Class A Common Stock subject to such SAR immediately prior to the effective time and (ii) the excess of (x) the merger consideration of $20.00 per share over (y) the exercise price per share of such SAR, less applicable taxes required to be withheld with respect to such payment. Because all outstanding SARs have an exercise price per share that is greater than or equal to the merger consideration of $20.00 per share, all SARs will be cancelled at the effective time for no consideration or payment.

        RSUs:    At the effective time, any vesting conditions applicable to each outstanding RSU under the Target plan, whether vested or unvested, will be cancelled and will entitle the holder of such RSU to receive an amount in cash equal to the product of (x) the number of shares of Target Class A Common

Stock subject to such RSU immediately prior to the effective time and (y) the merger consideration of $20.00 per share, less applicable taxes required to be withheld with respect to such payment.

Treatment of Target Warrants

        Each of the Target's Class A warrants to purchase shares of the Target Class A Common Stock for a purchase price per share of $11.70, the Target's Class B warrants to purchase shares of the Target Class A Common Stock for a purchase price per share of $13.16, the Target's Class C warrants to purchase shares of the Target Class A Common Stock for a purchase price per share of $14.63 issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the product of (A) the total number of shares of Target Class A Common Stock subject to such Target warrant and (B) the excess, if any, of the merger consideration over the then-current exercise price per share of Target Class A Common Stock (without giving effect to any of the transactions contemplated by the Merger Agreement) previously subject to such Target warrant, less applicable taxes required to be withheld with respect to such payment (such amount being referred to as the "warrant consideration").

Closing and Effective Time

        The merger will be completed only if all conditions to the merger discussed in this Information Statement and set forth in the Merger Agreement are either satisfied or waived. See "—Conditions to Complete the Merger."

        The merger will become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware. The closing of the transactions contemplated by the Merger Agreement will occur on the later of (i) the fifth business day following the first day on which there is satisfaction or waiver of all of the conditions set forth in the Merger Agreement and (ii) the earlier of (A) a date during the marketing period selected by Virtu on one business day's notice to the Target and (B) the fifth business day following the final day of the marketing period, in each case unless changed by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the third quarter of 2017 subject to the receipt of stockholder and required governmental approvals and the satisfaction of other closing conditions, but neither the Target nor Virtu can guarantee when or if the merger will be completed.

        As used herein, "marketing period" means the first period of 17 consecutive business days, throughout and at the end of which Virtu has obtained all necessary information from the Target in connection with the debt financing.

Delivery of Merger Consideration

        At or promptly after the effective time, and in any event within two business days thereafter, Virtu shall deposit, or shall cause to be deposited, with a paying agent selected by Virtu and consented to by the Target (such consent not to be unreasonably withheld), for the benefit of the Target's stockholders, an amount in cash sufficient to pay the aggregate merger consideration, to be paid in exchange for outstanding shares of Target Class A Common Stock.

        Pursuant to the terms of the Merger Agreement, the warrant consideration will be paid by the surviving corporation in accordance with the terms of the warrant agreement between the Target and Computershare Shareowner Services LLC, dated July 1, 2013 (which we refer to as the "warrant agreement").

        The conversion of Target Class A Common Stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the paying agent will exchange certificates representing shares of Target Class A Common Stock for the merger consideration to be received pursuant to the terms of the Merger Agreement.

        As soon as reasonably practicable after the completion of the merger, and in any event within five business days thereafter, the paying agent will mail to each holder of record of Target Class A Common Stock immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of Target Class A Common Stock in exchange for the merger consideration the holder is entitled to receive under the Merger Agreement.

        Upon surrender to the paying agent of a certificate or certificates (or affidavit of loss in lieu thereof) or transfer of uncertificated shares to the paying agent, together with a properly completed letter of transmittal, each Target stockholder eligible to receive the merger consideration will be entitled to receive the merger consideration for each share of Target Class A Common Stock formerly represented by a certificate or for each uncertificated share of Target Class A Common Stock.

        If a certificate for Target Class A Common Stock has been lost, stolen or destroyed, the paying agent will issue the merger consideration upon receipt of an affidavit of that fact by the claimant and, if required by the surviving corporation, the posting of a bond in an amount as Virtu may direct as indemnity against any claim that may be made against it with respect to such certificate.

        After completion of the merger, there will be no further transfers on the stock transfer books of the Target of shares of Target Class A Common Stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, certificates or uncertificated shares are presented to the surviving corporation, they will be cancelled and exchanged for the merger consideration to be paid in consideration therefor in accordance with the procedures set forth in the Merger Agreement.

Appraisal Rights

        If required by the DGCL, Target stockholders who do not vote in favor of the adoption of the Merger Agreement and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights thereunder. Any shares of Target Class A Common Stock held by a Target stockholder as of the record date who has not voted in favor of the adoption of the Merger Agreement and who has validly made and not effectively withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL will not be converted into a right to receive the merger consideration unless such holder fails to perfect, withdraws or otherwise loses such holder's rights under Section 262 of the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL.

        Under the Merger Agreement, the Target must give Virtu (i) prompt notice of any demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Target relating to Section 262 of the DGCL and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Target may not, except with the prior written consent of Virtu, make any payments with respect to any demands for appraisal or settle, compromise, offer to settle or compromise, or otherwise negotiate any such demands.

Withholding

        Virtu and the paying agent will be entitled to deduct and withhold from the merger consideration the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental entity, these amounts will be treated for all purposes of the Merger Agreement as having been paid to the stockholders from whom they were withheld.

Representations and Warranties

        The Merger Agreement contains representations and warranties of each of the Target and Virtu. The representations and warranties are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement, information contained in certain public filings made by the Target with the SEC and information in the confidential disclosure schedules that the Target and Virtu each delivered in connection with the Merger Agreement. The representations and warranties in the Merger Agreement do not survive the effective time.

        Each of the Target and Virtu makes representations and warranties with respect to itself and its business regarding, among other things:

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  corporate matters, including due organization and qualification and subsidiaries;

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  corporate power and authority to own or lease its properties and assets and carry on its business;

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  authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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  required governmental and other regulatory filings and consents and approvals in connection with the merger;

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  binding effect of the Merger Agreement;

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  legal proceedings;

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  broker's fees payable in connection with the merger; and

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  the accuracy of information supplied for inclusion in this Information Statement and other similar documents.

        In addition, certain representations and warranties are made only by the Target, including:

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  compliance with applicable laws;

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  capitalization;

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  compliance of documents filed with (or furnished to) the SEC by the Target with the published rules and regulations of the SEC;

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  certain material contracts and the absence of defaults related to such contracts;

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  absence of certain changes or events from December 31, 2016 through the date of the Merger Agreement;

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  tax matters;

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  labor relations matters;

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  employee and employee benefit plan matters;

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  absence of any material undisclosed liabilities;

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  intellectual property matters;

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  privacy of customer information;

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  environmental matters;

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  insurance matters;

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  disclosure controls and procedures;

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  real property;

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  the accuracy of information supplied for inclusion in the information statement distributed by Virtu regarding the approval of the equity financing by its stockholders; and

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  related party transactions.

        In addition, certain representations and warranties are made only by Virtu and Merger Sub (which we refer to together as the "Acquirer Parties"), including:

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  ownership and operations of Merger Sub; and

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  financing matters and availability of funds.

        Certain representations and warranties of the Acquirer Parties and the Target are qualified as to knowledge, "materiality," "material adverse effect" or material delay or material impairment of the ability of the Acquirer Parties to consummate the merger and other transactions contemplated by the Merger Agreement on a timely basis.

        For purposes of the Merger Agreement, a "material adverse effect" with respect to the Target means any change, effect, event, occurrence, state of facts or development that (i) materially impairs or delays, or would reasonably be expected to materially impair or materially delay the Target's ability to consummate the merger or (ii) has a material adverse effect on the business, financial condition or results of operations of the Target and its subsidiaries, taken as a whole, excluding the impact of:

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  changes in global, national or regional economic or political (including results of elections) conditions (including any outbreak or escalation of hostilities or war or any act of terrorism) or changes in the securities, credit or financial markets;

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  changes, after the date of the Merger Agreement, adversely and generally affecting the industry in which the Target and its subsidiaries operates;

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  any failure, in and of itself, by the Target and its subsidiaries to meet any internal or external projections, forecasts or revenue or earnings predictions for any period ending after the date of the Merger Agreement;

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  changes, after the date of the Merger Agreement, in laws, or interpretations thereof by courts or governmental entities, applicable to the Target and its subsidiaries or any of their respective properties or assets or in U.S. generally accepted accounting principles or applicable accounting regulations;

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  public announcement of the transactions contemplated by the Merger Agreement;

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  any action or omission taken pursuant to the express terms of the Merger Agreement with the express prior written consent of the Acquirer Parties or any action taken by the Acquirer Parties after disclosure to the Acquirer Parties by the Target of all material and relevant facts and information to the knowledge of the Target;

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  any hurricane, tornado, flood, earthquake or other natural disaster; or

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  any pending, initiated or threatened stockholder litigation against the Target or any of its directors or officers relating to the Merger Agreement;

except that the first, second and fourth bullet points above will be taken into account to the extent that the effects of such change have a disproportionate impact on the Target and its subsidiaries, taken as a whole, as compared to other for-profit participants in the industry in which the Target and its subsidiaries conduct their businesses.

        For purposes of the Merger Agreement, a "material adverse effect" with respect to the Acquirer Parties means a material adverse effect on the ability of the Acquirer Parties to timely consummate the transactions contemplated by the Merger Agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

        The Target has agreed to certain restrictions on itself and its subsidiaries, and its and their conduct of business, prior to the completion of the merger (or earlier termination of the Merger Agreement in accordance with its terms). In general, the Target will, and will cause each of its subsidiaries to, (i) conduct its and its subsidiaries' operations in the ordinary course of business consistent with past practice and (ii) use its reasonable best efforts to preserve intact the business organization of the Target and its subsidiaries and to preserve the goodwill of customers, suppliers and all other persons having business relationships with the Target and its subsidiaries.

        Without limiting the foregoing, prior to the completion of the merger (or earlier termination of the Merger Agreement in accordance with its terms), the Target has also agreed that, except as otherwise required by the Merger Agreement or as disclosed in the confidential disclosure schedule delivered by the Target to Virtu at the time of the Merger Agreement, the Target will not, and will not permit any of its subsidiaries to do any of the following without the prior written consent of Virtu (such consent not to be unreasonably withheld):

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  adopt or propose any change in its organizational documents;

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  engage in any material transaction (including capital expenditures) outside of the ordinary course of business that would require expenditures by the surviving corporation, Virtu or any of Virtu's subsidiaries in excess of $5 million per annum or $10 million in the aggregate;

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  issue, reissue, sell, grant, pledge or otherwise encumber, or authorize the issuance, reissuance, sale, grant, pledge or other encumbrance of shares of Target capital stock, or securities convertible into capital stock of any class of the Target, or any rights, warrants or options to acquire any convertible securities or capital stock of the Target (other than the issuance of shares of Target capital stock in connection with the exercise of Target equity awards or Target warrants, in each case outstanding as of the date of the Merger Agreement in accordance with the Target stock plan or the warrant agreement, respectively, in each case as in effect as of the date of the Merger Agreement);

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  (i) increase the compensation or benefits payable or provided to any current or former director, officer, employee or independent contractor, other than any such increases made in the ordinary course of business and consistent with past practice for employees whose total annual compensation does not exceed $300,000, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, other than pursuant to any Target plan (as defined below) as in effect on the date hereof, in accordance with their terms as in effect on such date, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Target plan or awards made thereunder) except as required to comply with any applicable law or any Target plan as in effect as of the date hereof, (iv) adopt, enter into, amend, modify or terminate any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit (including in respect of Target equity awards) under any Target plan or awards made thereunder or other contract with any current or former director, officer, employee or independent contractor of the Target or any of its subsidiaries, other than as required pursuant to the Merger Agreement, (vi) amend or terminate any, or enter into or adopt any new, Target plan or any other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors of the Target or any of its subsidiaries, other than in the ordinary course of business consistent with past practice and as would not have a material cost to the Target or its subsidiaries, (vii) hire any employee whose total annual compensation exceeds $300,000, or (viii) waive or materially amend any restrictive covenant entered into by any current or former director, officer, employee or independent contractor of the Target or any of its subsidiaries;

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  except in the ordinary course of business consistent with past practice, sell, lease, encumber or otherwise surrender, relinquish, dispose of, transfer, exclusively license, mortgage, pledge or grant any lien on any material assets, properties or rights (including the capital stock of its subsidiaries) except (i) to the extent they are used, retired or replaced in the ordinary course of business or (ii) to the Target or any subsidiary of the Target;

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  (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions declared, set aside, paid or made by a direct or indirect subsidiary of the Target to the Target or a subsidiary of the Target, (ii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants, or any similar security exercisable for or convertible into, such other security) in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities pursuant to an existing restricted stock purchase agreement with current or former employees and acceptance of shares of Target capital stock as payment for the exercise price of any outstanding Target stock options or for withholding taxes incurred in connection with the exercise of Target stock options or the vesting or settlement of other Target equity awards, in each case outstanding as of the date of the Merger Agreement;

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  make, change or revoke any material tax election, file any material amended tax return, settle or compromise any material claim, action, proceeding or assessment for taxes, change any method of tax accounting, enter into any closing agreement with respect to taxes or make or surrender any material claim for a refund of taxes, in each case except (i) as required by applicable tax law, or (ii) consistent with past practice;

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  take any action or omit to take any action or enter into any transaction which, to the knowledge of the Target, prior to taking or omitting to take any such action or prior to entering into any such transaction, has, or would reasonably be expected to have, the effect of materially delaying or otherwise materially impeding or preventing the consummation of the transactions contemplated by the Merger Agreement;

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  except in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any material contract of the Target, (ii) enter into any successor agreement to an expiring material contract that changes the terms of the expiring material contract or (iii) enter into any new agreement that would have been considered a material contract if it were entered into at or prior to the date hereof, in each of cases (i), (ii) and (iii) if the effect of such action would be materially adverse to the Target and its subsidiaries, taken as a whole;

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  incur any indebtedness in excess of $5 million in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for or cancel, the indebtedness of any person (other than the Target or any of the Target's subsidiaries), or make or authorize any material loan to any person (in each case other than loans or advances made to the Target or by the Target or any of its subsidiaries), other than indebtedness in replacement of existing indebtedness (provided that such replacement indebtedness shall be prepayable without premium or penalty and shall have a principal amount no greater than the principal amount of the indebtedness it replaces);

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  acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all the assets of or all or substantially all the outstanding equity interests in, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization;

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  change any significant method of accounting or accounting principles or practices by the Target or any of its subsidiaries, except for such changes required by U.S. GAAP or applicable regulatory accounting requirements;

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  terminate, cancel, or materially amend or modify any material insurance policies maintained by the Target covering the Target or any of its subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

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  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Target or any of its subsidiaries;

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  abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material intellectual property owned or exclusively licensed to the Target or any of its subsidiaries, or enter into licenses or agreements that impose material new restrictions upon the Target or any of its subsidiaries with respect to intellectual property owned by any third party, in each case, other than in the ordinary course of business consistent with past practice;

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  materially change any of the architecture or infrastructure of the Target's or any of its subsidiaries' network or information technology infrastructure systems or any material component thereof or any other material information technology assets of the Target, other than maintenance or upgrades to any product provided by any existing vendor of the Target or such subsidiary or otherwise in the ordinary course of business consistent with past practice;

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  institute, compromise, settle or agree to settle any claims (a) involving amounts in excess of $5 million individually or $15 million in the aggregate or (b) that would impose any material non-monetary obligation on the Target that would continue after the effective time; or

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  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

        For purposes of the Merger Agreement, "Target plan" means any plan (i) under which any employee or former employee of the Target or any of its subsidiaries or individual or sole proprietorship serving as a consultant or independent contractor to the Target or any of its subsidiaries has any present or future right to benefits and that the Target or any of its subsidiaries sponsors, maintains or contributes or is obligated to contribute, or (ii) with respect to which the Target or any of its subsidiaries has any actual or contingent liability.

        Additionally, prior to the completion of the merger (or earlier termination of the Merger Agreement), Virtu has agreed that, except as otherwise required by the Merger Agreement, Virtu will not, and will not permit any of its subsidiaries to, take any action or omit to take any action or enter into any transaction which, to the knowledge of Virtu, has, or would reasonably be expected to have, the effect of materially delaying or otherwise materially impeding or preventing the consummation of the transactions contemplated by the Merger Agreement.

Regulatory Matters

        Virtu and the Target have agreed to cooperate and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all consents, approvals, rulings and authorizations required by law, including of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement and to comply with the terms and conditions of all such permits, consents, approvals, rulings and authorizations of all such third parties and government entities. Without limitation to the foregoing, as soon as practicable and in no event later than 15 days after the date of the Merger Agreement, the parties agree to prepare and file any applications, notices and filings required to be filed with any regulatory agency in order to obtain the required governmental approvals. All such applications, notices and filings related to required governmental approvals were made on or before the date hereof.

        However, Virtu will not be required to take, and shall not be required to cause its affiliates to take, any action that would result in a material adverse effect on the surviving corporation and the Acquirer Parties on a combined basis after the merger.

        Virtu and the Target have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to promptly keep each other apprised of the status of matters related to the completion of the transactions contemplated by the Merger Agreement.

Employee Benefit Matters

        During the one-year period commencing at the effective time and ending on the first anniversary of the closing, Virtu has agreed to cause the surviving corporation to provide each Target employee who continues to be employed by the surviving corporation after the effective time (which we refer to as a "continuing employee") with (i) (x) base salary or base wage and (y) target annual cash bonus opportunities that are generally made available to similarly situated employees of Virtu or (ii) (x) base salary or base wage and (y) target annual cash bonus opportunities that are substantially comparable to those provided by the Target immediately prior to the effective time and (iii) employee benefits in the aggregate that are either (x) generally made available to similarly situated employees of Virtu or (y) substantially comparable to those provided by the Target immediately prior to the effective time. Virtu will or will cause the surviving corporation to provide to each continuing employee whose employment terminates during the one-year period with severance benefits pursuant to and in accordance with the Target's broad-based severance plan currently in effect, without taking into account any reduction in compensation paid to such continuing employee after the effective time.

        Following the effective time, with respect to any employee benefit plans of Virtu in which any continuing employees become eligible to participate (which we refer to as "new plans"), subject to certain customary exclusions, Virtu will or will cause the surviving corporation to: (i) waive all pre-existing conditions, exclusions, evidence of insurability and waiting periods except to the extent they would apply under the most closely analogous Target benefit plans; (ii) provide credit for any eligible expenses incurred prior to the effective time of the merger under a Target benefit plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plans; and (iii) recognize all service of continuing employees for all purposes in any new plan to the same extent that such service was taken into account under the most closely analogous Target benefit plan prior to the effective time of the merger, provided that the service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of benefit accrual under any defined benefit pension for purposes of qualifying for subsidized early retirement benefits.

        Prior to the effective time, the Target will take irrevocable action, effective of and contingent upon the closing, to terminate the Target's voluntary deferred compensation, incentive unit and deferred cash plans. Virtu will or will cause the surviving corporation to distribute all balances in such plans to the applicable participants as soon as practicable following the closing through the surviving corporation's payroll.

Director and Officer Indemnification and Insurance

        The Merger Agreement provides that all rights, existing as of the date of the Merger Agreement, to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the merger in favor of the current or former officers, directors or employees of the Target or any of its subsidiaries will continue in full force and effect. The Merger Agreement also provides that, following completion of the merger, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, all individuals who are, as of the date of the Merger Agreement and at any time from and after the date of the Merger Agreement until the completion of the merger, directors or officers of the Target and its subsidiaries (in their capacity as such), against any costs, claims, expenses and liabilities, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of the Target or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        The Merger Agreement requires the surviving corporation to maintain, for a period of six years after completion of the merger, the Target's existing directors' and officers' liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims against present and former officers and directors of the Target and its subsidiaries arising from facts or events that occurred at or prior to the completion of the merger. However, the surviving corporation is not required to spend annually more than 300% of the annual premium by the Target for such insurance for the year ended December 31, 2016 (which we refer to as the "maximum amount"), and if such premiums for such insurance would at any time exceed that amount, then Virtu will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the maximum amount. If the surviving corporation is unable to obtain the insurance required by the Merger Agreement it will obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the maximum amount, in respect of each policy year within such period. In lieu of such insurance, Virtu may direct the Target to obtain at or prior to the effective time a "tail" policy under the Target's existing directors' and officers' insurance policy. If the Target purchases such a "tail" policy, Virtu must maintain the policy in full force and effect and continue to honor its obligations under the policy.

Financing

        Pursuant to the Merger Agreement, Virtu is required to use its reasonable best efforts to consummate the equity financing and the debt financing. Further, in the event that any portion of the equity financing or the debt financing becomes unavailable, Virtu is required to use its reasonable best efforts to obtain as promptly as practicable alternate equity financing or debt financing, as the case may be, on terms not materially less favorable to Virtu. To the extent Virtu is unable to obtain any amount of alternate equity financing, Virtu is required to draw upon any additional amounts available under the debt financing to cover the shortfall.

        The Target has agreed to use its reasonable best efforts to provide to Virtu such reasonable cooperation that is customary in connection with the arrangement of the debt financing, as reasonably requested by Virtu, including by using its reasonable best efforts to (i) cause members of the Target's senior management and other representatives to be available, upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, drafting sessions and due diligence sessions, (ii) furnish to Virtu as promptly as reasonably practicable information about the Target that the Target has agreed to provide in connection with preparing customary documents in connection with any offering document or marketing materials related to the debt financing, (iii) assist with the preparation of pro forma financial statements, (iv) issue customary representation letters to the Target's independent registered public accounting firm and using reasonable best efforts to obtain, consistent with customary practice, necessary consents to the inclusion of the Target's financial information and reports in connection with any offering document related to the debt financing; (v) provide customary authorization letters to debt financing sources; (vi) provide documentation required by applicable "know your customer" and anti-money laundering laws and regulations; (vii) assist with the preparation and execution of certain contracts for indebtedness, including the definitive agreements in connection with the debt financing; (viii) permit the debt financing sources to evaluate the Target's assets and cash management policies; (ix) take necessary corporate actions to effect the debt financing; (x) obtain customary evidence of authority and deliver other customary ancillary documents in connection with the closing of the debt financing; (xi) allow access to existing lending relationships of the Target and (xii) effect the payoff of the Target's Credit Agreement, dated June 5, 2015, among KCG Americas LLC, the Target, Bank of America, N.A., BMO Harris Bank N.A., and the financial institutions from time to time party thereto, concurrently with the closing of the merger.

        Virtu has agreed to, promptly upon written request by the Target, reimburse the Target for all reasonable and documented out-of-pocket costs incurred by the Target or its subsidiaries in connection with such cooperation provided by the Target.

        The obligations of Virtu and Merger Sub to complete the merger are not contingent upon the receipt of the financing.

Certain Additional Covenants

        The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this Information Statement, obtaining required consents, access to information, exemption from takeover laws, public announcements with respect to the transactions contemplated by the Merger Agreement, the taking of steps to cause dispositions of Target equity securities pursuant to the transactions contemplated by the Merger Agreement by directors and officers of the Target to be exempt under Rule 16b-3 promulgated under the Exchange Act, the delisting of Target Class A Common Stock, cooperation with respect to stockholder litigation, integration, and employee matters and the taking of steps to satisfy and discharge the notes of the Target issued pursuant to the Indenture, dated March 13, 2015, between the Target and The Bank of New York Mellon, as Trustee.

Stockholder Meeting and Recommendation of the Target Board of Directors

        The Target has agreed to hold a meeting of its stockholders for the purpose of voting upon adoption of the Merger Agreement and other related matters as soon as reasonably practicable. The Target board has agreed to communicate to its stockholders its recommendation (and include such recommendation in the related proxy statement) that they adopt the Merger Agreement.

        As discussed more fully below, the Target has agreed not to solicit any alternative proposal or offer to merge or acquire 20% or more of the Target. However, if (i) the Target board is presented with an unsolicited bona fide written takeover proposal and, after consultation with its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that such unsolicited bona fide written takeover proposal constitutes or is reasonably likely to result in a superior company proposal (defined below), or (ii) other than in connection with an unsolicited bona fide written takeover proposal, an event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Target or its subsidiaries that is unknown to the Target board as of the date of the Merger Agreement becomes known to the Target board, and, in each case, the Target board concludes in good faith, following consultation with its outside legal counsel, that failure to make a company adverse recommendation change is reasonably likely to violate its fiduciary duties to the Target stockholders, then it may make a Target adverse recommendation change, provided that:

  •
  the Target gives Virtu at least five business days' prior written notice of its intention to take such action and certain information about the event or circumstances giving rise to its determination to take such action (including (i) in the case of a takeover proposal, the latest material terms and conditions of, and the identity of the third party in any such takeover proposal or any amendment or modification thereof or (ii) in the case of an unknown and not reasonably foreseeable intervening event, the nature of the intervening event); and

  •
  the Target board takes into account any changes to the Merger Agreement committed to in writing by Virtu (which shall be negotiated in good faith by the Target) that (i) in the event of a superior company proposal, result in a transaction that is no less favorable to the Target stockholders than any superior company proposal in the absence of such changes or (ii) in the event of an unknown and not reasonably foreseeable intervening event, the Target board would no longer be required to make a Target adverse recommendation change (defined below) in order not to be reasonably likely to violate its fiduciary duties to the Target stockholders. In the event Virtu agrees to make such changes to the Merger Agreement in either case of clause (i) or (ii) above, as applicable, no Target adverse recommendation change will be made.

        Notwithstanding any Target adverse recommendation change (defined below), unless the Merger Agreement has been terminated in accordance with its terms, the Target is required to convene the special meeting and to submit the Merger Agreement to a vote of Target stockholders.

        Except as set forth above, the Target board shall not, and shall not resolve or agree to, (i) withdraw or modify in any manner adverse to Virtu, or propose publicly to withdraw or modify in any manner adverse to Virtu, the Target recommendation, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any takeover proposal, (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Target or any of its subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, Merger Agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any takeover proposal, (iv) enter into any agreement, letter of intent or agreement in principle requiring the Target to abandon, terminate or fail to consummate the merger, (v) fail to recommend against acceptance of any takeover proposal involving a tender offer or exchange offer for Target Class A Common Stock within 10 business days after the commencement of such offer or (vi) fail to include the Target recommendation in the Target proxy statement or to re-affirm the Target recommendation within ten (10) business days of a request by Virtu to do so (any of the above a "Target adverse recommendation change").

        The Target may not adjourn, postpone or recess the special meeting without the prior written consent of Virtu and, unless there has been a Target adverse recommendation change, the Target must adjourn or postpone such meeting if there are insufficient shares of Target Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting, or if on the date of such meeting the Target has not received proxies representing a sufficient number of shares necessary for adoption of the Merger Agreement (in each case, so long as such meeting is not adjourned, postponed or recessed to a date that is later than January 31, 2018).

Agreement Not to Solicit Other Offers

        The Target has agreed that it will not, and will cause its affiliates and its and their officers, directors or employees, agents, affiliates and representatives not to, directly or indirectly:

  •
  solicit or initiate, or knowingly encourage, induce or facilitate (including by way of providing information) any takeover proposal or any inquiry or proposal that constitutes or may reasonably be expected to result in a takeover proposal;

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  participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or cooperate in any way with any person (whether or not a person making a takeover proposal) with respect to any takeover proposal or any inquiry or proposal that may reasonably be expected to result in a takeover proposal;

  •
  approve or recommend, or propose to approve or recommend, any takeover proposal;

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  approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, Merger Agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any takeover proposal;

  •
  enter into any agreement or agreement in principle requiring the Target to abandon, terminate or fail to consummate the transactions contemplated by, or breach its obligations under, the Merger Agreement; or

  •
  propose or agree to do any of the foregoing.

        For purposes of the Merger Agreement, a "takeover proposal" means, other than the transactions contemplated by the Merger Agreement, any offer or proposal with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Target or any of its subsidiaries representing 20% or more of the assets of the Target and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition of more than 20% of the outstanding shares of Target Class A Common Stock or voting power of the Target, (iii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in the Target or any of its subsidiaries or otherwise) of any business or assets of the Target or any of its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Target and its subsidiaries, taken as a whole, (iv) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Target, (v) any tender offer or exchange offer as a result of which any person or group shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the voting power of the Target or (vi) any combination of the foregoing.

        However, in the event that, prior to the adoption of the Merger Agreement by the Target's stockholders, the Target receives an unsolicited bona fide written takeover proposal, after the date of the Merger Agreement (which did not result from a breach of the Target's agreement not to solicit other offers) and the Target board concludes in good faith (after consultation with its outside counsel, and with respect to financial matters, its financial advisor) that such takeover proposal constitutes or is reasonably likely to result in a superior company proposal and that failure to make a Target adverse recommendation change is reasonably likely to violate its fiduciary duties to the stockholders under applicable law, the Target may (x) furnish information with respect to the Target and any of its subsidiaries to the third party making such takeover proposal pursuant to a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Virtu and the Target and which contains a customary standstill provision, so long as any material non-public information provided under this clause has previously been provided to Virtu or is provided to Virtu substantially concurrently with the time it is provided to such third party, and (y) participate in discussions regarding the terms of such takeover proposal and the negotiation of such terms with the third party making such takeover proposal; provided, that the Target will within 24 hours provide Virtu with any information with respect to the Target and any of its subsidiaries provided to such third party which was not previously provided to Virtu (or its representatives). The Target has agreed that neither it nor any of its subsidiaries will terminate, waive, amend, modify or fail to use reasonable best efforts to enforce any existing standstill, confidentiality or similar obligations owed by any third party to the Target or any of its subsidiaries under any outstanding agreement relating to a potential acquisition of the Target or any material portion of its assets, in each case except to the extent necessary to permit the Target to take an action it is otherwise permitted to take under the Merger Agreement; provided, that the Target has waived any such standstill obligation to the extent necessary to permit a third party otherwise covered by such standstill to submit a confidential unsolicited bona fide written takeover proposal to the Target board. The Target will within 24 hours advise Virtu orally of the receipt of any takeover proposal and the substance thereof (including the material terms and conditions of and the identity of the person making such takeover proposal), and will keep Virtu informed in all material respects of the status and details of the takeover proposal on a current basis, including any amendments to or revisions of the terms of such inquiry or takeover proposal.

        As used in the Merger Agreement, "superior company proposal" means a bona fide unsolicited written takeover proposal (substituting "50%" for "20%," in the definition thereof) which the Target board has determined in good faith, after consultation with outside counsel and financial advisors, (i) to be superior to the holders of Target Class A Common Stock from a financial point of view than (x) the merger (including the merger consideration), taking into account all the terms and conditions of such proposal and the person making the proposal (including all financial, regulatory, legal conditions to consummation and other aspects of such proposal), and (y) the Merger Agreement (including any changes proposed by Virtu to the terms of the Merger Agreement), and (ii) is reasonably capable of being consummated on the terms proposed and (iii) for which all requisite cash funds are or will be immediately available or will be committed by identified financing sources at the time of signing a definitive transaction agreement.

Certain Permitted Disclosure

        Nothing in the Merger Agreement will prevent the Target or the Target board from complying with Rule 14a-9, Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder or making any legally required disclosure to the Target's stockholders if, in the good faith judgment of the Target, after consultation with its outside legal counsel, the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law or such disclosure is otherwise required under applicable law.

Conditions to Complete the Merger

        The Acquirer Parties' and the Target's respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the adoption of the Merger Agreement by the Target's stockholders;

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  all required governmental approvals shall have been obtained;

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  the absence of any order, injunction, ruling, decree or judgment by any court or agency of competent jurisdiction or other legal restraint or prohibition (including the enactment or promulgation of any law, regulation or rule by any governmental authority or stock exchange or other self-regulatory organization with jurisdiction over the Target, Virtu or their respective subsidiaries) prohibits or makes illegal the completion of the merger;

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  twenty (20) days must have elapsed since Virtu distributed an information statement regarding the approval of the equity financing by its stockholders;

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  the accuracy of the representations and warranties contained in the Merger Agreement as of the date on which the Merger Agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the Merger Agreement (and the receipt by each party of an officer's certificate from the other party to such effect); and

  •
  the performance by the other party in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officer's certificate from the other party to such effect).

        In addition, the Acquirer Parties will not be obligated to complete the merger if there has been a material adverse effect with respect to the Target since the date of the Merger Agreement.

        None of the Target, Virtu or Merger Sub can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this Information Statement, the Company has no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

        The Merger Agreement can be terminated at any time prior to completion of the merger (whether before or after the adoption of the Merger Agreement by the Target stockholders (unless otherwise specified below)) in the following circumstances:

  •
  by the mutual written consent of Virtu and the Target;

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  by either Virtu or the Target if:

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  the merger has not been completed on or before January 31, 2018, except that, if the failure of the merger to be consummated by that date is primarily due to the breach by the party seeking to terminate the Merger Agreement of any representation, warranty, covenant or agreement contained in the Merger Agreement, such party shall not be permitted to terminate the Merger Agreement;

  •
  any injunction permanently restrains, enjoins or prohibits or makes illegal the consummation of the merger, and such injunction becomes effective (and final and nonappealable) or any law becomes enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal consummation of the merger;

  •
  Target stockholders do not approve the merger proposal;

  •
  by the Target, (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of Virtu or Merger Sub contained in the Merger Agreement, which breach would give rise to the failure of a condition to the Target's obligation to complete the merger and which is not curable or cured within the earlier of thirty (30) days and January 31, 2018, and (ii) the Target is not then in breach of any representation, warranty, covenant or agreement contained in the Merger Agreement such that it would give rise to the failure of a condition to Merger Sub's obligation to complete the merger;

  •
  by Virtu, (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Target contained in the Merger Agreement, which breach would give rise to the failure of a condition to Virtu's obligation to complete the merger and which is not curable or cured within the earlier of thirty (30) days and January 31, 2018, and (ii) Virtu is not then in breach of any representation, warranty, covenant or agreement contained in the Merger Agreement such that it would give rise to the failure of a condition precedent to the Target's obligation to complete the merger;

  •
  by Virtu if, prior to obtaining the approval of Target stockholders of the merger proposal:

  •
  the Target board fails to recommend to the Target stockholders that they approve the merger proposal, or effects a Target adverse recommendation change; or

  •
  the Target or the Target board has materially breached its obligations with respect to obtaining stockholder approval or not soliciting other offers in a manner adverse to Virtu.

Effect of Termination

        If the Merger Agreement is terminated, it will become void and have no effect, except that designated provisions of the Merger Agreement will survive the termination, including those relating to payment of a termination fee, expense reimbursement and the confidential treatment of information.

Termination Fee

        The Target will pay Virtu a termination fee in the amount of $45 million if the Merger Agreement is terminated in the following circumstances:

  •
  prior to obtaining the approval of Target stockholders of the merger proposal, Virtu terminates the Merger Agreement because the Target board fails to recommend to the Target stockholders that they approve the merger proposal or effects a Target adverse recommendation change;

  •
  prior to obtaining the approval of Target stockholders of the merger proposal, Virtu terminates the Merger Agreement because the Target or the Target board has materially breached its obligations with respect to obtaining stockholder approval or not soliciting other offers in a manner adverse to Virtu; and

  •
  prior to the Target stockholder meeting, (i) a Target takeover proposal is publicly made or otherwise communicated in writing to the Target's senior management or the Target board and not expressly withdrawn, and (ii) the Merger Agreement is terminated because (x) the Target stockholders fail to adopt the Merger Agreement at the special meeting, (y) a material breach of a representation, warranty, covenant or agreement by the Target results in the failure of a condition to Virtu's obligation to complete the merger and Virtu elects not to complete the merger or (z) the merger is not completed by January 31, 2018 and, in the case of (y) and (z), the approval of Target stockholders of the merger proposal has not been obtained at the time of such termination, and (iii) within 12 months of the termination of the Merger Agreement, the Target consummates a transaction (or enters into a definitive agreement to do so) with respect to a takeover proposal, provided that, for purposes of the foregoing, all references in the definition of takeover proposal to "20%" will instead refer to "50%".

        The Target will pay Virtu an amount equal to that required to reimburse Virtu and its affiliates for all of their documented out-of-pocket expenses in an amount not to exceed $15 million (and which will be credited against any termination fee owed in the event that Virtu would be entitled to both the termination fee and expense reimbursement) if the Merger Agreement is terminated by Virtu or the Target because the Target stockholder approval is not obtained at the Target stockholder meeting duly convened.

        Any termination fee that becomes due must be paid by wire transfer of same-day funds (i) under the circumstances described in the first or second bullet above, on the business day immediately following the date of termination of the Merger Agreement and (ii) under the circumstances described in the third bullet above, on the date of the first to occur of the events described in clause (iii) of that bullet.

        In the event that the termination fee becomes payable and is paid by the Target pursuant to the Merger Agreement, the termination fee will be Virtu's and Merger Sub's sole and exclusive remedy for monetary damages under the Merger Agreement.

Other Provisions

Expenses and Fees

        Unless a specific term of the Merger Agreement provides for a different arrangement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expense, whether or not the merger is consummated, except that expenses incurred in connection with printing and mailing of the Target proxy statement and in connection with notices or other filings with any governmental authorities under any laws shall be shared equally by Virtu and the Target.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to compliance with applicable law, the Merger Agreement may only be amended by an instrument or instruments in writing signed by, in the case of any modification or amendment, each of Virtu, Merger Sub and the Target, provided that any modification or amendment that is adverse in any respect to the financing sources must be consented to in writing by the financing sources, and provided further that after adoption of the Merger Agreement by the Target stockholders, there may not be, without further approval of such stockholders, any amendment of the Merger Agreement that requires further approval under applicable law.

Specific Performance

        The parties have agreed in the Merger Agreement that irreparable damage would occur in the event that any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. Accordingly, prior to the valid termination of the Merger Agreement, each of the parties is entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the obligation to consummate the merger) in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties also waives, in the Merger Agreement, (i) any defense in any action for specific performance that a remedy of monetary damages would be adequate and (ii) any right to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason.

        Notwithstanding anything to the contrary contained in the Merger Agreement, to the extent permitted by law, (i) the Target and its affiliates (other than Virtu and Merger Sub) will not commence or prosecute any claim, at law or in equity, against any financing source in connection with the Merger Agreement, the financing or the merger or the transactions contemplated by the financing, and (ii) no financing source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Governing Law

        The Merger Agreement is governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles that would cause the application of the law of any other jurisdiction, except that any claim, controversy or dispute of any kind or nature to which a financing source is a party that is in any way related to the Merger Agreement or any of the transactions contemplated thereby shall be governed by the laws of the State of New York.

No Third-Party Beneficiaries

        The Merger Agreement is not intended to and does not confer upon any person, other than the parties to the Merger Agreement and, as to certain provisions, the financing sources, any rights, remedies, obligations or liabilities under or by reason of the Merger Agreement, other than as described under "—Director and Officer Indemnification and Insurance" and "—Treatment of Target Equity Awards."

Background of the Merger

        Jefferies LLC ("Jefferies") is KCG's largest shareholder, with beneficial ownership of approximately 24.5% of KCG's outstanding common stock at the time that Virtu and KCG entered into the Merger Agreement. Jefferies does not have a representative on KCG's board.

        In December 2016 and again in mid-February 2017, representatives of Virtu indicated to Richard Handler, the chief executive officer and chairman of Jefferies, Virtu's possible interest in KCG. During these conversations, a representative of Virtu communicated to Mr. Handler preliminary ranges of prices per share at which Virtu might consider making a proposal to acquire KCG. Mr. Handler expressed his view that, in the event Virtu were to make a proposal, Virtu should take into account KCG's tangible book value per share, which, following certain divestitures, could exceed $20 per share, and, on each occasion, Mr. Handler indicated to Virtu that he could not speak for KCG. In addition, on February 14, 2017, at Mr. Handler's suggestion, a managing director in investment banking at Jefferies met with Douglas Cifu, Virtu's chief executive officer, Joseph Molluso, Virtu's chief financial officer, and other Virtu representatives to discuss KCG. On February 15, 2017, a managing director of Jefferies spoke with Mr. Molluso and indicated that Jefferies would be open to a Virtu offer to acquire KCG but that Mr. Handler was focused on a deal price at no less than $20.00 per share of KCG common stock. Mr. Molluso indicated that Virtu was considering preparing a bid of $18.00 to $20.00 per share of KCG common stock.

        After engaging in preliminary discussions with Messrs. Cifu and Molluso regarding the possible role that Robert Greifeld and Glenn Hutchins might play in a potential transaction involving Virtu and KCG, including the possibility that Mr. Greifeld might join the board of Virtu as Chairman of the board of directors of Virtu, Messrs. Greifeld and Hutchins formed a limited liability company to facilitate discussions and, on February 21, 2017, Virtu and this newly formed entity entered into a non-disclosure agreement (an "NDA").

        On February 22, 2017, Virtu's board of directors met to discuss the potential transaction. An overview of the potential transaction was provided to Virtu's board of directors, and Virtu's board of directors expressed support for management's proposal to send a non-binding indication of interest to KCG.

        On February 23, 2017, Mr. Cifu, on behalf of Virtu, delivered to Daniel Coleman, the chief executive officer of KCG, on behalf of KCG, a written proposal to acquire KCG through a merger transaction at a price in the range of $18.50 to $20.00 per share in cash. The closing price of KCG common stock on the NYSE on February 23, 2017 was $14.31.

        On February 24, 2017, Mr. Coleman sent a response to Mr. Cifu confirming receipt of the proposal and stating that KCG's board of directors would review the proposal and consider next steps.

        On March 15, 2017, various news outlets including The Wall Street Journal and Dow Jones Newswires published articles disclosing that Virtu had made an unsolicited offer to purchase KCG. On the day of the publication of The Wall Street Journal article, KCG's stock price rose from $13.73 when markets opened to $16.90 when NYSE suspended trading in the stock prior to the market closing.

        Later in the day on March 15, 2017, Mr. Coleman sent a letter to Mr. Cifu responding to the initial Virtu proposal. Mr. Coleman informed Mr. Cifu that KCG's board had been actively considering the Virtu proposal and offered to meet with Mr. Cifu to discuss the proposal and possible next steps. He asked Mr. Cifu whether Virtu was prepared to increase its offer price, and requested that Mr. Cifu provide additional detail on key execution risks related to the proposed transaction, in particular the financing, and to outline Virtu's plans with respect to retention of KCG's employees and Virtu's plans for financing the merger. On the same day, KCG issued a press release confirming that it had received an unsolicited proposal from Virtu to acquire all of KCG's outstanding common stock for $18.50 to $20.00 per share in cash.

        On March 16, 2017, Virtu issued a press release confirming that it had made an offer to acquire KCG.

        Later in the day on March 16, 2017, Mr. Cifu sent a letter to Mr. Coleman responding to Mr. Coleman's March 15 letter. Mr. Cifu affirmed the price range of $18.50 to $20.00, and affirmed that Virtu did not expect to have a financing condition at the time of signing a definitive agreement and had had preliminary conversations with J.P. Morgan regarding debt financing for a possible transaction with KCG. He asserted that a preliminary evaluation by counsel indicated that required regulatory approvals, including antitrust approval, would not present an obstacle to a possible transaction. Finally, he indicated that Virtu would be willing to enter into an NDA, including a standstill agreement, with KCG in order to commence its diligence process and appended a draft NDA to his letter.

        On March 17, 2017, Virtu and KCG entered into an NDA. Virtu sent KCG a list of requested materials and information about KCG and proposed a series of meetings among members of the management teams of Virtu and KCG.

        Representatives of Virtu, and J.P. Morgan Securities LLC ("JPM") and Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), Virtu's financial advisors, received access to KCG's data room on March 20, 2017. Between March 21 and April 5, 2017, representatives of Virtu, together with Virtu's financial, accounting and legal advisors, attended numerous management due diligence sessions with representatives of KCG, and its advisors.

        On March 24 and 26, 2017, representatives of Goldman Sachs & Co. LLC (formerly known as Goldman, Sachs & Co., "Goldman Sachs") contacted representatives of JPM to discuss Virtu's ongoing due diligence process and certain matters related to Virtu's evaluation of KCG. On March 26, 2017, Goldman Sachs requested that Virtu deliver to KCG no later than April 3, 2017 its best and final offer, including a draft merger agreement, draft financing commitment agreements with Virtu's committed financing counterparties, a summary statement of the sources and uses of financing Virtu intended to use to acquire KCG and a list of final due diligence items. Goldman Sachs advised JPM that, if KCG's board of directors approved Virtu's revised offer, KCG would seek to sign a definitive merger agreement and announce the transaction with Virtu no later than April 20, 2017, the date of KCG's first quarter earnings announcement.

        On March 29, 2017, Mr. Cifu, on behalf of Virtu, sent Mr. Coleman a letter advising him of the significant progress made by Virtu in its due diligence process and thanking KCG's management team for its thorough commitment to the diligence process to date. He highlighted certain open diligence matters and proposed that Virtu would deliver a revised offer price, draft transaction documents and a draft commitment letter from J.P. Morgan with respect to the financing of a possible acquisition of KCG by Virtu no later than April 10, 2017.

        On March 30, 2017, in a letter from Mr. Coleman to Mr. Cifu, KCG agreed to Virtu's proposed timeline for a revised offer and draft documentation.

        On April 3, 2017, Mr. Greifeld sent Virtu a draft term sheet with the proposed terms for an equity investment in connection with the proposed merger transaction. On April 5, 2017, Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul Weiss"), counsel to Virtu sent a revised draft of the term sheet to Wachtell, Lipton, Rosen and Katz ("Wachtell"), counsel to NIH.

        On April 4, 2017, representatives of Virtu and representatives of Temasek, discussed the possibility of Temasek purchasing additional equity of Virtu in connection with a potential acquisition transaction and agreed to execute an NDA to facilitate discussions.

        Virtu's board of directors, with members of Virtu's management and representatives from JPM and Paul Weiss in attendance, convened on April 7, 2017 to discuss the status of the proposed transaction with KCG and the status of the debt and equity financing for the proposed transaction.

        On April 8, 2017, Wachtell sent a revised draft of the equity investment term sheet to Paul Weiss and Paul Weiss returned a further revised draft on April 9, 2017.

        On April 10, 2017, an affiliate of Temasek and Virtu entered into an NDA.

        On April 10, 2017, Virtu sent KCG and its representatives draft transaction agreements, including a draft merger agreement, draft debt financing commitment letter from J.P. Morgan and a draft voting agreement between Jefferies and Virtu, and a revised proposal to acquire KCG for $18.50 a share in an all cash transaction.

        After the revised proposal was sent to KCG on April 10, 2017, Mr. Cifu discussed the proposal with Mr. Handler. Mr. Handler indicated to Mr. Cifu that $18.50 per share was inadequate and he encouraged Virtu to come back with an increased offer price.

        On April 11, 2017, a representative of JPM, pursuant to instructions from Virtu, communicated to a representative of Goldman Sachs, and representatives of Jefferies communicated to both the chairman of the board of directors of KCG and to Mr. Coleman their belief, that $18.50 per share was not necessarily Virtu's best and final offer and that Virtu could be willing to offer a higher price for KCG. In the course of these communications, Mr. Handler communicated to Mr. Coleman that Mr. Handler had direct reason to be highly confident that KCG could receive an offer of $20.00 per share for KCG, that Jefferies would embrace such an outcome and the KCG board should consider such an outcome.

        Following a meeting of KCG's board of directors on April 11, 2017, KCG's representatives indicated to Virtu's representatives that KCG's board of directors had rejected Virtu's revised proposal to acquire KCG for $18.50 per share and requested from Virtu its best and final offer.

        On April 12, 2017, Virtu submitted a revised bid to acquire KCG in an all cash transaction for $20.00 per share.

        Following a meeting of KCG's board of directors on April 12, 2017, representatives of Goldman Sachs conveyed to representatives of JPM a counter-offer by KCG's board of directors for a purchase price of $20.21 per share.

        On April 13, 2017, pursuant to instructions from Virtu, JPM informed Goldman Sachs that, after considering KCG's counter-proposal of $20.21 per share, Virtu was unwilling to increase its offer per share above $20.00. In addition, JPM confirmed that JPM was prepared to provide fully committed financing for the full deal value.

        On April 15, 2017, Sullivan & Cromwell LLP ("Sullivan & Cromwell"), counsel to KCG, sent a revised draft of the merger agreement to Paul Weiss. On April 16, 2017, Sullivan & Cromwell sent additional revisions of the draft of the merger agreement to Paul Weiss. Later in the day on April 16, 2017, Paul Weiss sent a revised draft of the agreement to Sullivan & Cromwell.

        On April 16, 2017, Wachtell sent a draft investment agreement to Paul Weiss. Paul Weiss, Wachtell and Shearman & Sterling LLP, counsel to Temasek, continued to negotiate and finalize the terms of the draft investment agreements and related documentation over the course of the following three days and through the morning of April 20, 2017.

        On April 17, 2017, Virtu was informed that NIH would be formed and would agree to purchase approximately $625 million of Company Class A Common Stock to partially finance the merger transaction and representatives of Temasek informed Virtu that Temasek agreed to purchase approximately $125 million of Company Class A Common Stock to partially finance the merger transaction. It was also agreed that Virtu would execute nearly identical investment agreements with each of Temasek and NIH, with certain agreed upon differences.

        Also on April 17, 2017, pursuant to instructions from Virtu, JPM informed Goldman Sachs that Virtu had $750 million of committed equity financing and that J.P. Morgan would provide the remainder of the financing, which would be borrowings, that Virtu required to acquire KCG.

        Following a meeting of KCG's board of directors on April 19, 2017, representatives of KCG informed representatives of Virtu that KCG's board of directors tentatively agreed to a purchase price equal to $20.00 a share, subject to satisfactory resolution of open points on the merger agreement and delivery of final committed financing documents. Following Virtu's receipt of KCG's agreement on purchase price, representatives of Sullivan & Cromwell and Paul Weiss continued to negotiate and finalize the terms of the draft merger agreement on April 19, 2017 and through the morning of April 20, 2017.

        During the afternoon of April 19, 2017, Virtu's board of directors convened, with representatives of Paul Weiss, JPM and Sandler O'Neill. Paul Weiss gave a presentation describing the fiduciary duties of the directors in approving Virtu entering into the Merger Agreement and provided a summary of the terms of the Merger Agreement, the Temasek Investment Agreement, the NIH Investment Agreement and the Debt Commitment Letter.

        After extensive review and discussions among the members of Virtu's board of directors, including consideration of the factors described under "—Reasons for the Merger", Virtu's board of directors unanimously determined that Virtu's entry into the Merger Agreement is advisable and in the best interests of Virtu and its stockholders and unanimously approved the merger and declared it advisable, and approved Virtu's entry into the Temasek Investment Agreement, the NIH Investment Agreement and the Debt Commitment Letter. Virtu's board of directors then directed Virtu's management to execute a definitive Merger Agreement on substantially the terms reviewed at the board meeting.

        At the same time that Virtu and KCG entered into the Merger Agreement, at the request of Virtu, Jefferies entered into a voting agreement with Virtu pursuant to which it agreed to vote all of the shares of common stock that it is entitled to vote of KCG in favor of the Merger Agreement proposal.

        On the morning of April 20, 2017, Virtu and KCG each issued a press release announcing the execution of the Merger Agreement.

Reasons for the Merger

        In evaluating the Merger, the Board consulted with Virtu's management, as well as its legal and financial advisors, and in reaching its unanimous decision to approve the Merger Agreement and the Merger, carefully considered a number of factors, including the following material factors, all of which it viewed as supporting its decision to approve the Merger:

  •
  each of Virtu's and Target's financial performance and condition, results of operation, management, business quality, prospects, competitive position and businesses as separate entities and on a combined basis. In reviewing these factors, including the information obtained through due diligence, the Board considered that Target's business and operations complement those of Virtu and that Target's earnings and prospects and the synergies potentially available in the proposed transaction create the opportunity for the combined company to have superior future earnings and prospects compared to Virtu's earnings and prospects on a stand-alone basis;

  •
  its knowledge of the current environment in the securities industry, including economic conditions, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide competition and current financial market conditions and the likely effects of these factors on Virtu's potential growth, development, productivity and strategic options;

  •
  its conclusion after its analysis that Virtu and Target are a complementary fit because of the nature of the markets served and products offered by Virtu and Target and the expectation that the transaction would provide economies of scale, expanded product offerings, expanded opportunities for cross-selling, cost savings opportunities and enhanced opportunities for growth;

  •
  the anticipated pro forma impact of the proposed transaction on the combined company, including the pro forma earnings potential taking into account expected synergies;

  •
  Target's reputation in the financial services industries and its strong ties to the markets it serves;

  •
  the regulatory and other approvals in connection with the proposed transaction and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions; and

  •
  its review with its legal advisor, Paul Weiss, of the Merger Agreement, including the provisions of the Merger Agreement designed to enhance the probability that the transaction will be completed.

Potential Risks

        The Board also considered the potential risks and potentially negative factors related to the Merger. The Board nonetheless concluded that the anticipated benefits of combining with Target were likely to substantially outweigh these risks and factors. Additional potential risks and negative factors included:

  •
  Target's right, subject to certain conditions, to respond to and negotiate with respect to certain alternative takeover proposals made prior to the time Target stockholders adopt the Merger Agreement;

  •
  the possibility that the Merger and the related integration process could result in the disruption of on-going business and in the loss of customers;

  •
  the risk that Target stockholders may object to and challenge the Merger and take actions that may prevent or delay the completion of the Merger, including to vote down the applicable proposals at the Target special meeting;

  •
  after completion of the Merger, the diversion of management focus and resources from other strategic opportunities, operational matters while working to implement the transaction and integrate the two companies;

  •
  costs to be incurred in connection with the Merger, including the costs of integrating the business of Virtu and Target and the transaction expenses arising from the Merger;

  •
  the possibility of encountering difficulties in achieving cost savings, synergies and other benefits in the amounts currently estimated or in the time frame currently contemplated;

  •
  the risk that the pendency of the Merger for an extended period of time following the announcement of the Merger could have an adverse impact on Virtu or the combined company;

  •
  the risk that applicable regulators may object to and challenge the Merger and take action that may prevent, delay or condition the completion of the Merger;

  •
  the risk that changes in the regulatory landscape may adversely affect the business benefits anticipated to result from the Merger; and

  •
  risks of the type and nature described under the section titled "Cautionary Note Concerning Forward-Looking Statements" beginning on page 6 of this Information Statement.

Regulatory Approvals

        To complete the merger, the parties must make regulatory filings and obtain authorizations, approvals or consents necessary to obtain the required governmental approvals. Under the terms of the Merger Agreement, the merger cannot be completed until any waiting periods applicable to the consummation of the merger under the HSR Act have expired or been terminated. On April 28, 2017, Virtu and the Target filed notification of the proposed merger with the U.S. Federal Trade Commission (which we refer to as the "FTC") and the Department of Justice (which we refer to as the "DOJ") under the HSR Act.

        At any time before or after consummation of the merger, the DOJ or the FTC (notwithstanding the termination of the waiting period under the HSR Act) could take such action under antitrust laws as it deems necessary, including seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of the Target or Virtu. At any time before or after the completion of the merger (and notwithstanding the termination of the waiting period under the HSR Act), any state or non-U.S. governmental entity could take such action under antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of the Target, Virtu or Merger Sub. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

        Rule 1017 of the National Association of Securities Dealers (which we refer to as the "NASD"), which is administered by the NASD's successor, FINRA, provides that a FINRA member entity must file an application for approval of a change in the equity ownership of the member that results in one person or entity directly or indirectly owning or controlling 25% or more of the equity capital of such member at least 30 days prior to such change. KCG Americas LLC, a subsidiary of the Target and a FINRA member entity, submitted an application to FINRA on April 21, 2017 requesting approval of a change in control in connection with the merger.

        In addition, certain non-U.S. subsidiaries of the Target must make regulatory filings and obtain authorizations, approvals or consents from the U.K. Financial Conduct Authority (the "FCA") and from Sweden's Financial Supervisory Authority (the "FSA"). The Target and affiliates of Virtu made the required filings with the FCA and the FSA on May 5, 2017. In connection with the Share Issuance, affiliates of Virtu must make certain filings with the Central Bank of Ireland ("CBI") and NIH and Temasek must make certain filings with CBI, FCA, FSA and the Australian Foreign Investment Review Board.

        There can be no assurance that all of the required governmental approvals, or any other regulatory approvals that might be required to consummate the merger, will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

Anticipated Accounting Treatment

        The Acquisition will be accounted for as a business combination under the acquisition method of accounting pursuant to ASC 805 Business Combinations. The pro forma adjustments reflect the preliminary estimate of (i) the fair value of the consideration transferred with respect to the

Acquisition and (ii) the preliminary estimate of the fair value of identifiable assets acquired and liabilities assumed. The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of the assets acquired, including the fair values of the acquired intangible assets, and the liabilities assumed as of the acquisition date. As such, the preliminary purchase price allocation is subject to adjustment and such adjustments may be material.

Litigation Related to the Merger

        On or about May 19, 2017, a putative class action was filed by a shareholder of KCG against Virtu, KCG and KCG's board of directors. The case is captioned Berg v. KCG Holdings, Inc., et al., Case No. 1:17-cv-03802 (S.D.N.Y.). On or about May 25, 2017, a putative class action was filed by a shareholder of KCG against Virtu, KCG and KCG's board of directors. The case is captioned Klein v. KCG Holdings, Inc., et al., Case No. 1:17-cv-03946 (S.D.N.Y.). Both complaints assert that the preliminary proxy statement filed by KCG omits material information with respect to the Merger, allegedly causing the defendants to have violated Sections 14(a) and 20(a) of the Exchange Act in connection with the proxy statement. Both complaints seek to enjoin the closing of the Merger.

        On May 31, 2017, the parties to these litigations entered into a memorandum of understanding that sets forth an agreement in principle to settle and release all claims asserted by plaintiffs in the litigations. The settlement is subject to, among other things, the negotiation and execution of definitive documentation.

        On June 2, 2017, a complaint relating to the Merger was filed against KCG, KCG's board, Virtu, Merger Sub and Jefferies in the Delaware Chancery Court. The case is captioned Greenway v. KCG Holdings, Inc., et al., Case No. 2017-0421-JTL (the "Greenway Action"), and is brought on behalf of a putative class of KCG stockholders. Among other things, the complaint alleges that, prior to the time that the KCG board approved the voting agreement between Jefferies and Virtu on April 20, 2017, Jefferies and Virtu reached an "agreement", "arrangement" or "understanding" with respect to the "ownership" of Jefferies' shares of Target Class A Common Stock, as those terms are defined in the DGCL, thereby causing Virtu to become an "interested stockholder" under, and subject to the restriction on business combinations set forth in, Section 203 of the DGCL. The complaint also alleges that (a) KCG board members breached their fiduciary duties by conducting an inadequate sale process that supposedly was tainted by this alleged agreement or understanding between Virtu and Jefferies and by alleged conflicts of interests on the part of Jefferies and Goldman Sachs, and by disseminating allegedly inaccurate or incomplete disclosures concerning the Merger, and (b) Jefferies, Virtu and Merger Sub aided and abetted those alleged breaches of duty. The complaint seeks, among other things, an order enjoining the KCG stockholder vote and/or the Merger, and money damages.

        If Virtu did become an interested stockholder prior to KCG board approval, as alleged in the complaint, then KCG cannot complete a business combination with Virtu, including the Merger, for a period of three years following the time that Virtu became an interested stockholder unless one of the statutory exceptions or conditions is met. Jefferies and Virtu deny that they entered into any agreement, arrangement or understanding prior to approval of the voting agreement and dispute the assertion that Virtu was an interested stockholder under Section 203. The defendants intend to defend vigorously against the claims alleged in the Greenway Action. On June 2, 2017, the plaintiff filed a motion seeking to enjoin preliminarily the stockholder vote on the Merger proposal on several grounds. The Delaware Chancery Court declined to hold expedited proceedings or entertain a preliminary injunction motion on certain of the plaintiff's claims, but it has scheduled a hearing on July 7, 2017 on the request to enjoin the stockholder vote based on the plaintiff's claim that Virtu was an interested stockholder prior to the KCG board approval and the Merger thus is subject to the restrictions in Section 203 of the DGCL.

        Similar stockholder actions relating to the Acquisition may be filed during and after the date of this Information Statement.

The Financing Transactions

Equity Financing

Temasek Investment Agreement

        In connection with financing the Merger Consideration, on April 20, 2017, the Company entered into the Temasek Investment Agreement with an affiliate of one of our existing holders of Company Class A Common Stock, Temasek, pursuant to which the Company will issue to Temasek 8,012,821 shares of the Company Class A Common Stock at a purchase price of $15.60 per share.

        The Temasek Investment Agreement provides that for so long as Temasek and its affiliates beneficially own at least 25% of its shares of Company Class A Common Stock held as of the closing of the Temasek Investment, Temasek is entitled to nominate one representative to serve as an observer on the Board.

        The Temasek Investment Agreement contains customary representations and warranties by the Company and Temasek, and the Company and Temasek have agreed to indemnify their counterparty for losses resulting from a breach of any representations, warranties or covenants by the other party. The Company has also agreed to indemnify Temasek and certain of its affiliates for losses to the extent (i) such parties are party to a claim as a result of their direct or indirect ownership of the shares of Company Class A Common Stock acquired in connection with the Temasek Investment and (ii) such claim is based on the Company's or its subsidiaries' (x) failure or alleged failure to comply with any applicable law or (y) ownership or the operation of its assets and properties or the operation or conduct of its business.

        The Temasek Investment is contingent upon the closing of the Acquisition and is subject to other customary closing conditions, including receipt of required regulatory approvals, and the execution and delivery of certain other documents.

NIH Investment Agreement

        In connection with financing the Merger Consideration, on April 20, 2017, the Company entered into the NIH Investment Agreement with NIH pursuant to which the Company will issue to NIH 40,064,103 shares of the Company Class A Common Stock at a purchase price of $15.60 per share and pay to NIH a deal fee of $6.3 million, which fee was to be offset against the purchase price paid at closing. On June 23, 2017, the NIH Investment Agreement was amended and restated in its entirety to effect the fee offset provision by eliminating the deal fee and reducing the purchase price per share by an amount such that the net total amount payable as consideration by NIH remained unchanged.

        The NIH Investment Agreement provides NIH with certain board nomination rights determined based on the percentage of Company Class A Common Stock beneficially owned by NIH as of the closing of the NIH Investment. For so long as NIH beneficially owns at least 50% of its shares of Company Class A Common Stock held as of the closing of the NIH Investment, NIH is entitled to nominate two directors to serve on the Board. When NIH beneficially owns less than 50% but at least 25% of its shares of Company Class A Common Stock held as of the closing of the NIH Investment, NIH is entitled to nominate one director.

        In addition, for so long as NIH is entitled to nominate one director, NIH is entitled to certain pre-emptive rights with respect to issuances of the Company's equity securities, subject to customary exceptions, based on the percentage of Company Class A Common Stock owned by NIH at the time of such issuance.

        The NIH Investment Agreement also provides NIH with certain information rights determined based on the percentage of Company Class A Common Stock beneficially owned by NIH as of the closing of the NIH Investment. For so long as NIH beneficially owns at least 10% of its shares of

Company Class A Common Stock held as of the closing of the NIH Investment, NIH is entitled to receive certain financial information, including unaudited monthly financial statements and audited annual financial statements, and access to the Company's books of accounts and other records, and for so long as NIH beneficially owns at least 25% of its shares of Company Class A Common Stock held as of the closing of the NIH Investment, NIH is entitled to all written information that is provided to the Board.

        Pursuant to the NIH Investment Agreement, subject to certain exceptions, NIH will be restricted from transferring its Company Class A Common Stock until after the first anniversary of the closing of the NIH Investment.

        The NIH Investment Agreement contains customary representations and warranties by the Company and NIH, and the Company and NIH have agreed to indemnify their counterparty for losses resulting from a breach of any representations, warranties or covenants by the other party. The Company has also agreed to indemnify NIH and certain of its affiliates for losses to the extent (i) such parties are party to a claim as a result of their direct or indirect ownership of the shares of Company Class A Common Stock acquired in connection with the NIH Investment and (ii) such claim is based on the Company's or its subsidiaries' (x) failure or alleged failure to comply with any applicable law or (y) ownership or the operation of its assets and properties or the operation or conduct of its business.

        The NIH Investment is contingent upon the closing of the Acquisition and is subject to other customary closing conditions, including the receipt of required regulatory approvals, and the execution and delivery of certain other documents.

Stockholders Agreement

        In connection with entering into the Temasek Investment Agreement and NIH Investment Agreement, on April 20, 2017, the Company entered into a Stockholders Agreement (the "Stockholders Agreement") with the Founder Member, Temasek, Havelock Fund Investments Pte Ltd. (an affiliate of Temasek) ("Havelock" and, together with Temasek, the "Temasek Entities") and NIH. The provisions of the Stockholders Agreement summarized below will not take effect until the closing of the Acquisition.

        Under the Stockholders Agreement, the Founder Member has agreed to take all necessary action, including voting all of its shares of capital stock of the Company or providing written consent to cause the election of the directors nominated by NIH pursuant to the NIH Investment Agreement and in accordance with the terms of the Stockholders Agreement. To the extent the Founder Member transfers any of its shares to an affiliated transferee, that transferee would also be bound by the terms of the Stockholders Agreement. The Founder Member's obligations pursuant to NIH's director nomination right will automatically terminate upon the termination of NIH's right to appoint directors pursuant to the NIH Investment Agreement.

        The Stockholders Agreement also grants the Temasek Entities and NIH tag-along rights, subject to customary exceptions, in connection with a transfer of shares by the Founder Member that are subject to cutback provisions on a pro rata basis (in each case calculated based on a fully exchanged and converted to Company Class A Common Stock basis).

Amended and Restated Registration Rights Agreement

        On April 15, 2015, prior to the consummation of the Company's initial public offering, the Company entered into a Registration Rights Agreement (the "Existing Registration Rights Agreement") with the Founder Member, Havelock and certain direct or indirect equityholders of the Company that granted the parties certain demand and other registration rights. In connection with the Temasek Investment and the NIH Investment, on April 20, 2017, the Company and the parties thereto executed the Amended and Restated Registration Rights Agreement (the "Amended and Restated Registration Rights Agreement") to add NIH and Temasek as parties and provide them with similar registration rights as Havelock. The Amended and Restated Registration Rights Agreement will not take effect until the closing of the Acquisition. If the closing of the Acquisition does not occur, the Existing Registration Rights Agreement will remain in full force and effect.

        Subject to several exceptions, including certain specified underwriter cutbacks and the Company's right to defer a demand registration under certain circumstances, the Founder Member, the Temasek Entities and NIH may require that the Company register for public resale under the Securities Act all common stock of the Company constituting registrable securities that they request be registered at any time so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of at least $50 million. Under the Amended and Restated Registration Rights Agreement, the Company is not obligated to effectuate more than seven demand registrations for the Founder Member, more than four demand registrations for NIH or more than three demand registrations for the Temasek Entities. The Founder Member, the Temasek Entities and NIH also have the right to require the Company to register the sale of the registrable securities held by them on a registration statement on Form S-3, subject to offering size and other restrictions. In addition, the Company is required to file a shelf registration statement for the registrable securities, and cause such shelf registration statement to become effective within one year after the earlier of the closing of the Temasek Investment and the NIH Investment.

        If the Founder Member, the Temasek Entities or NIH make a request for registration, the non-requesting parties to the Amended and Restated Registration Rights Agreement are entitled to piggyback registration rights in connection with the request. If such request is for an underwritten offering, the piggyback registration rights are subject to underwriter cutback provisions. In addition, the parties to the Amended and Restated Registration Rights Agreement are entitled to piggyback registration rights with respect to any registration initiated by the Company or another stockholder, and if any such registration is in the form of an underwritten offering, such piggyback registration rights are subject to underwriter cutback provisions.

        Pursuant to the Amended and Restated Registration Rights Agreement, NIH will have no registration rights until after the first anniversary of the closing of the NIH Investment and during such period NIH shall be deemed to be an Excluded Party (as defined in the Amended and Restated Registration Rights Agreement) in connection with certain cutback provisions (unless the Founder Member exercises its registration rights under the Amended and Restated Registration Rights Agreement, in which case NIH will have the right to exercise its registration rights).

        In connection with the registrations described above, the Company will indemnify any selling stockholders and the Company will bear all fees, costs and expenses (except underwriting commissions and discounts and fees and expenses of the selling stockholders and their internal and similar costs (other than the fees and expenses of a single law firm representing the selling stockholders)).

Debt Financing

        In connection with financing the Merger Consideration, on April 20, 2017, the Company also entered into the Debt Commitment Letter with the Lender. Pursuant to the Debt Commitment Letter, the Lender committed to arrange and provide the Company with: (i) up to $825.0 million aggregate principal amount of the Term Loan Facilities and (ii) if $825.0 million aggregate principal amount of senior secured second lien notes are not issued and sold on or prior to the date of consummation of the Acquisition in such amount, $825.0 million aggregate principal amount (minus the gross proceeds of such notes issued prior to the date of consummation of the Acquisition) of the Bridge Loans.

        On June 2, 2017, the Borrower priced the $1,150 million Term Loan Facility at LIBOR plus 375 basis points with a maturity date that is four and one-half years. The Term Loan Facility is expected to close at the end of June 2017. The gross proceeds of $610 million of the loans under the Term Loan Facility will be held in escrow until immediately prior to the consummation of the Acquisition. In addition, on June 16, 2017, the Issuers closed the offering of $500 million aggregate principal amount of the Notes. The gross proceeds of the Notes will be held in escrow until immediately prior to the consummation of the Acquisition.

        Virtu intends to use the gross proceeds from the Term Loan Facility and the Notes to (i) pay the Merger Consideration in connection with the Acquisition; (ii) repay, refinance or retire certain of the Company's and KCG's existing indebtedness; and (iii) pay fees, expenses and other amounts related to the Acquisition and related transactions.

Approval of Issuance of Company Class A Common Stock

ISSUANCE OF 48,076,924 SHARES OF COMPANY CLASS A COMMON STOCK

        The Company has four classes of authorized common stock consisting of Company Class A Common Stock, Company Class B Common Stock, Company Class C Common Stock and Company Class D Common Stock. The Company Class A Common Stock and the Company Class C Common Stock have one vote per share. The Company Class B Common Stock and the Company Class D Common Stock have 10 votes per share. Shares of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

        The Founder Member holds all of our issued and outstanding Company Class D Common Stock and controls approximately 92.7% of the combined voting power of our outstanding capital stock. As a result, it is able to control any action requiring the general approval of our stockholders, including approving the Share Issuance.

        As described above, in connection with the closing of the Acquisition, the Company entered into investment agreements with Temasek and NIH pursuant to which the Company has agreed (i) to issue 8,012,821 shares of Company Class A Common Stock to Temasek at a price of $15.60 per share and (ii) to issue 40,064,103 shares of Company Class A Common Stock to NIH at a price of $15.60 per share and pay to NIH a deal fee of $6.3 million, which fee was to be offset against the purchase price paid at closing. On June 23, 2017, the investment agreement with NIH was amended and restated in its entirety to effect the fee offset provision by eliminating the deal fee and reducing the purchase price per share by an amount such that the net total amount payable as consideration by NIH remained unchanged. The Temasek Investment and the NIH Investment will result in the issuance of a total of 48,076,924 shares of Company Class A Common Stock and gross proceeds to the Company of approximately $743.7 million. The Board approved the Acquisition on April 20, 2017 and the Financing Transactions on April 20, 2017 and June 23, 2017.

        The NASDAQ rules require an issuer to obtain stockholder approval prior to the issuance of securities in connection with:

  •
  the acquisition of the stock or assets of another company that involves the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) where the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities; or

  •
  a transaction other than a public offering involving the sale, issuance or potential issuance, by the issuer, of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common stock.

        On June 23, 2017, the Founder Member, which holds a majority of the voting power of the outstanding capital stock of the Company, approved by written consent the issuance of 48,076,924 shares of Company Class A Common Stock, which is equal to more than 20% of the outstanding shares of Company Class A Common Stock. The consent is set forth in Appendix A to this Information Statement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF VIRTU

        The following unaudited pro forma condensed consolidated statements of financial condition data combines our unaudited historical consolidated statements of financial condition data as of March 31, 2017 with the unaudited historical condensed consolidated statements of financial condition data of KCG as of March 31, 2017, giving effect to the Acquisition and the Financing Transactions (collectively, the "Transactions") on a pro forma basis as if it had been completed on March 31, 2017.

        The unaudited pro forma condensed combined consolidated statements of comprehensive income data for the three months ended March 31, 2017 and the fiscal year ended December 31, 2016 combines our unaudited historical condensed consolidated statements of comprehensive income data for the periods then ended with the unaudited historical consolidated statements of comprehensive income data of KCG for the three months ended March 31, 2017 and the fiscal year ended December 31, 2016, and gives effect to the Transactions on a pro forma basis as if it had been completed on January 1, 2016. The unaudited pro forma condensed combined financial statements show the impact of the Transactions on our and KCG's respective historical consolidated financial positions and results of operations under the acquisition method of accounting, in accordance with ASC Topic 805 Business Combinations with Virtu treated as the acquiror of KCG. For more information regarding the Transactions, see "Summary" and "The Acquisition."

        Certain items have been reclassified from KCG's unaudited historical consolidated financial statements to align the presentation of those financial statements with our financial statement presentation. These reclassifications were determined based upon the information currently available to us, and additional reclassifications may be necessary once the acquisition accounting is completed and additional information becomes available to us.

        The Transactions will be accounted for under the acquisition method of accounting, whereby the assets acquired and liabilities assumed will be measured at their respective fair values as of the date of completion of the Transactions, with any residual value reflected as goodwill. The determination of the fair values of the net assets acquired, including intangible and net tangible assets, is based upon certain valuations that have not been finalized, and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect our best estimates and are subject to change once further analyses are completed. Under applicable guidance, we are not required to finalize our acquisition accounting until one year after the Transactions are completed, and any subsequent adjustments made in connection with the finalization of our acquisition accounting may be material.

        The pro forma condensed combined financial statements are unaudited, are presented for informational purposes only, and are not necessarily indicative of the financial position or results of operations that would have occurred had the Transactions been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial position or operating results of the combined companies. The unaudited pro forma condensed combined financial statements and the accompanying notes should be read together with:

  •
  the separate audited historical consolidated financial statements of Virtu for the year ended December 31, 2016, incorporated by referenced into this Information Statement;

  •
  the separate audited historical consolidated financial statements of KCG for the fiscal year ended December 31, 2016, incorporated by referenced into this Information Statement;

  •
  the separate unaudited historical consolidated financial statements of Virtu as of and for the three months ended March 31, 2017, incorporated by referenced into this Information Statement;

  •
  the separate unaudited condensed historical consolidated financial statements of KCG as of and for the three months ended March 31, 2017, incorporated by referenced into this Information Statement; and

  •
  "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Virtu's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 incorporated by referenced into this Information Statement.

Virtu Financial, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition
As of March 31, 2017
(amounts and shares in thousands)

			Unaudited Pro Forma Adjustments
	Unaudited Historical
			Acquisition- Related		Purchase Price Allocation		Unaudited Virtu Pro Forma
	Virtu	KCG		Note		Note
Assets
Cash and cash equivalents	$164,967	$669,869	$(135,840)	(a)	$—		$698,996
Cash and cash equivalents segregated under federal and other regulations	—	3,600	—		—		3,600
Securities borrowed	358,463	1,594,442	—		—		1,952,905
Receivables from broker dealers and clearing organizations	662,313	801,678	—		—		1,463,991
Financial instruments owned, at fair value	1,899,970	2,320,442	—		—		4,220,412
Fixed assets and leasehold improvements, less accumulated depreciation and amortization	34,071	159,595	—		—		193,666
Goodwill and Intangible assets, less accumulated amortization	716,318	106,851	—		86,338	(b)	909,507
Deferred tax asset, net	197,330	109,877	—		(49,066)	(b)	258,141
Other assets	73,921	217,075	—		—		290,996

Total assets	$4,107,353	$5,983,429	$(135,840)		$37,272		$9,992,214

Liabilities and equity
Liabilities
Short term borrowings	$22,000	$50,000	$—		$—		$72,000
Securities loaned	423,672	459,533	—		—		883,205
Securities sold under agreements to repurchase	—	952,584	—		—		952,584
Payables to broker dealers and clearing organizations	589,688	495,253	—		—		1,084,941
Payables to customers	—	52,315	—		—		52,315
Financial instruments sold, not yet purchased, at fair value	1,673,802	1,907,975	—		—		3,581,777
Tax receivable agreement obligations	229,381	—	—		—		229,381
Accounts payable and accrued expenses and other liabilities	73,498	263,274	—		—		336,772
Long-term borrowings	565,317	455,183	604,002	(a)	9,817	(b)	1,634,319

Total liabilities	$3,577,358	$4,636,117	$604,002		$9,817		$8,827,294
Stockholders' equity
Common Stock	$1	$918	$1	(a)	$(918)	(b)	$2
Treasury stock, at cost	(8,358)	(306,192)	—		306,192	(b)	(8,358)
Additional paid-in capital	160,385	1,457,412	(1,004,885)	(a)	(148,999)	(b)	463,913
(Accumulated deficit) Retained earnings	(5,053)	195,276	(52,024)	(a)	(143,252)	(b)	(5,053)
Accumulated other comprehensive (loss) income	(17)	(102)	—		102	(b)	(17)

Total stockholders' equity	146,958	1,347,312	(1,056,908)		13,125		450,487
Noncontrolling interest	383,037	—	317,067	(a),(f)	14,330	(b),(f)	714,434

Total equity	$529,995	$1,347,312	$(739,841)		$27,455		$1,164,921

Total liabilities and equity	$4,107,353	$5,983,429	$(135,840)		$37,272		$9,992,214

Class A common shares outstanding	40,667	66,665				(a)	88,744
Class B common shares outstanding	—	—					—
Class C common shares outstanding	19,081	—					19,081
Class D common shares outstanding	79,610	—					79,610

 Virtu Financial, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
For the Three Months Ended March 31, 2017
(amounts and shares in thousands, except per share data)

			Unaudited Pro Forma Adjustments
	Unaudited Historical
			Acquisition- Related		Purchase Price Allocation		Unaudited Virtu Pro Forma
	Virtu	KCG		Note		Note
Revenues
Total revenues, net	$147,287	$255,373	$—		$—		$402,660
Expenses
Brokerage, exchange and clearance fees, net	52,770	72,795	—		—		125,565
Communication and data processing	18,207	39,020	—		—		57,227
Employee compensation and payroll taxes	21,347	66,003	—		—		87,350
Interest and dividends expense	12,280	11,761	—		—		24,041
Payments for order flow	—	17,121	—		—		17,121
Operations and administrative	4,978	20,709	—		—		25,687
Depreciation and amortization	6,810	19,038	—		(3,398)	(d)	22,450
Debt issue cost related to debt refinancing	—	—	—		—		—
Charges related to share based compensation at IPO	185	—	—		—		185
Financing interest expense on long-term borrowings	6,828	9,330	7,409	(c)	—		23,567

Total expenses	123,405	255,777	7,409		(3,398)		383,193

Income before income taxes	23,882	(404)	(7,409)		3,398		19,467
Provision for income taxes	2,808	(3,616)	3,747	(e)	621	(e)	3,560

Net income	21,074	3,212	(11,156)		2,777		15,907
Income attributable to noncontrolling interest	(16,494)	—	8,107	(f)	(1,773)	(f)	(10,160)

Net income available to common stockholders	$4,580	$3,212	$(3,049)		$1,004		$5,747

Earnings per share
Basic	$0.10	$0.05					$0.06
Diluted	$0.10	$0.05					$0.06
Weighted average common shares outstanding
Basic	40,398	66,306				(a)	88,475
Diluted	40,398	67,642				(a)	88,475

Virtu Financial, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
For the Year Ended December 31, 2016
(amounts and shares in thousands, except per share data)

			Unaudited Pro Forma Adjustments
	Unaudited Historical
			Acquisition- Related			Purchase Price Allocation			Unaudited Virtu Pro Forma
	Virtu	KCG			Note			Note
Revenues
Total revenues, net	$702,272	$1,454,412		$—			$—		$2,156,684
Expenses
Brokerage, exchange and clearance fees, net	221,214	295,312		—			—		516,526
Communication and data processing	71,001	147,986		—			—		218,987
Employee compensation and payroll taxes	85,295	295,120		—			—		380,415
Interest and dividends expense	56,557	40,423		—			—		96,980
Payments for order flow	—	54,765		—			—		54,765
Operations and administrative	23,039	98,372		—			—		121,411
Depreciation and amortization	29,914	88,790		—			(7,512)	(d)	111,192
Debt issue cost related to debt refinancing	5,579	—		—			—		5,579
Charges related to share based compensation at IPO	1,755	—		—			—		1,755
Financing interest expense on long-term borrowings	28,327	37,216		33,297	(c)		—		98,840
Total expenses	522,681	1,057,984		33,297			(7,512)		1,606,451
Income before income taxes	179,591	396,428		(33,297)			7,512		550,233
Provision for income taxes	21,251	140,731		(62,742)	(e)		1,373	(e)	100,613
Net income	158,340	255,697		29,445			6,139		449,621
Income attributable to noncontrolling interest	(125,360)	—		(157,911)	(f)		(3,921)	(f)	(287,192)
Net income available to common stockholders	$32,980	$255,697		$(128,466)			$2,218		$162,429
Earnings per share
Basic	$0.83	$3.03							$1.88
Diluted	$0.83	$2.97							$1.88
Weighted average common shares outstanding
Basic	38,539	84,405						(a)	86,616
Diluted	38,539	86,160	$			$		(a)	86,616

Notes to the Unaudited Pro Forma Financial Statements
(amounts and shares in thousands, except per share data or as otherwise specified)

        The Unaudited Pro Forma Financial Statements include certain pro forma adjustments to give effect to the Transactions. The pro forma adjustments are as follows:

Unaudited Pro Forma Condensed Combined Consolidated Statements of Financial Condition

(a)
The adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet reflects the incurrence of debt, use of cash on hand, contribution of equity, payment of acquisition consideration and the payment of fees and expenses in connection with the Transactions as if they had occurred on March 31, 2017 as follows:

	Sources of Funds		Uses of Funds
Equity investments(i)	$743,750	Merger consideration(iv)	$1,374,768
Cash on hand(ii)	135,840	Repayment of the Virtu Existing Credit Facilities(v)	538,650
Term Loan Facility(iii)	1,150,000	Repayment of KCG Notes(vi)	465,000
Notes(iii)	500,000	Call premium on KCG Notes(vi)	15,984
		Debt placement costs(vii)	45,600
		Transaction fees and expenses(vii)	56,900
		Cash payments to KCG management(vii)	31,250
		OID on First Lien Term Loan B(iii)	1,438

Total sources of funds	$2,529,590	Total uses of funds	$2,529,590

(i)
Concurrently with the closing of the Transactions, Virtu will issue 40,064,103 shares of Virtu Class A Common Stock to NIH for an aggregate purchase price of $625.0 million and 8,012,821 shares of Virtu Class A Common Stock to Temasek for an aggregate purchase price of $125.0 million and pay to NIH a deal fee of $6.3 million, which fee was to be offset against the purchase price paid at closing. On June 23, 2017, the NIH Investment Agreement was amended and restated in its entirety to effect the fee offset provision by eliminating the deal fee and reducing the purchase price per share by an amount such that the net total amount payable as consideration by NIH remained unchanged.

(ii)
Represents unaudited pro forma cash on hand at both Virtu and KCG at March 31, 2017 used to finance the Transactions.

(iii)
Prior to the closing of the Transactions, the Borrower will enter into the Term Loan Facility, which will consist of four-and-a-half-year $1,150.0 million senior secured first-lien term loans, which will be fully drawn at the closing of the Transactions. The loans under the Term Loan Facility will be issued in two tranches. From and after the Transactions and the contribution of the equity interests of the Issuers to certain subsidiaries of the Company, Virtu Financial LLC ("Virtu Financial") and each existing and subsequently acquired or organized material direct or indirect wholly owned domestic restricted subsidiary of Virtu Financial (subject to certain exceptions), including KCG and certain of its subsidiaries, will, on a joint and several basis, guarantee the Term Loan Facility on a senior secured first-lien basis. In connection with the assumption of the obligations under the Notes and the Term Loan Facility by a subsidiary of the Company, Virtu Financial and such subsidiaries that guarantee the Term Loan Facility will also guarantee the Notes on a senior secured second-lien basis.

  The financing for the Transactions also includes the issuance of $500.0 million aggregate principal amount of the Notes.

(iv)
Represents the estimated total aggregate Merger Consideration to be paid to stockholders of KCG for each share of KCG's Class A Common Stock issued and outstanding immediately prior to the Effective Time, as well as payments to holders of stock options, stock appreciation rights, unvested restricted stock units and warrants in connection with the Merger. This amount assumes that all such shares of KCG Class A Common Stock (other than Excluded Shares), stock options, stock appreciation rights, unvested restricted stock units and warrants will receive $20.00 in cash (less the applicable exercise price, in the case of each stock option, stock appreciation right, unvested restricted stock units and warrants), without interest and subject to any applicable withholding taxes.

(v)
Represents the outstanding aggregate principal amount of Virtu's existing senior secured first lien credit facilities (the "Virtu Existing Credit Facilities"). In connection with the Transactions, we expect to repay in full all principal, accrued and unpaid interest and other amounts outstanding under the Virtu Existing Credit Facilities, terminate commitments related thereto and terminate the related debt agreements.

(vi)
Reflects the outstanding aggregate principal amount of KCG's existing 6.875% Senior Secured Notes due 2020 (the "KCG Notes") upon the Transactions after eliminating the remaining debt issuance costs and original issue discount.

(vii)
To effect the Transactions, Virtu and KCG expect to incur approximately $133.8 million of transaction expenses representing approximately $56.9 million to be expensed as transaction fees, $45.6 million in capitalized deferred debt placement costs to be amortized over the lives of the debt described in footnote (iii), and $31.2 million in contractual obligations payable upon giving effect to the Transactions.
(b)
The acquisition of KCG will be accounted for as a business combination under the acquisition method of accounting pursuant to ASC 805 Business Combinations. The pro forma adjustments reflect the preliminary estimate of (i) the fair value of the consideration transferred with respect to the Transactions and (ii) the preliminary estimate of the fair value of identifiable assets acquired and liabilities assumed. The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of the assets acquired, including the fair values of the acquired intangible assets, and the liabilities assumed as of the acquisition date. As such, the following preliminary purchase price allocation is subject to adjustment and such adjustments may be material:

Purchase Price Calculations Total Consideration	Basis of Calculation	Amount
KCG Class A shares outstanding	63.0 million shares at $20 per share	$1,260,383
Exercise or accelerated vesting of equity:
Restricted Stock Units(i)	3.7 million shares at $20 per share	73,226
Stock options(ii)	0.6 million shares at $20 per share	11,428
Warrants(iii)	1.5 million shares at $20 per share	29,732

Total consideration		$1,374,768

Identifiable Net Assets
Cash and cash equivalents	$669,869
Cash and cash equivalents segregated under federal and other regulations	3,600
Securities borrowed	1,594,442
Receivables from broker dealers and clearing organizations	801,678
Financial instruments owned, at fair value	2,320,442
Fixed assets and leasehold improvements, less accumulated depreciation and amortization	159,595
Intangible assets(iv)	156,000
Deferred tax asset, net(v)	60,811
Other assets	217,075

Total assets	5,983,512
Short term borrowings	50,000
Securities loaned	459,533
Securities sold under agreements to repurchase	952,584
Payables to broker dealers and clearing organizations	495,253
Payables to customers	52,315
Financial instruments sold, not yet purchased, at fair value	1,907,975
Accounts payable and accrued expenses and other liabilities	263,274
Long-term borrowings(vi)	465,000

Total liabilities	4,645,934

Total identified assets acquired, net of assumed liabilities	1,337,578

Goodwill(vii)	$37,189

(i)
RSUs represent all outstanding unvested KCG RSUs at March 31, 2017, which, based upon the terms of such RSUs, vested upon the Transactions. Upon completion of the Transactions, each restricted share unit of KCG will become fully vested (contingent upon the closing of the Merger) and cancelled and converted into the right to receive the Merger Consideration.

(ii)
Upon completion of the Transactions, each stock option of KCG that is outstanding and unexercised immediately before the Effective Time will be cancelled in consideration for the right to receive a cash payment equal to the excess, if any, of the Merger Consideration over the exercise price of such stock option.

(iii)
As of the Effective Time, the right of each holder of warrants of KCG that are outstanding immediately before the Effective Time to receive shares of Target Class A Common Stock upon exercise of such warrants will be converted into the right to receive, upon exercise of such warrants, a cash payment equal to the excess, if any, of the Merger Consideration over the exercise price of such warrant.

(iv)
Represents acquired identifiable intangible assets of $156.0 million primarily related to technology, customer relationships and trade name, which is an increase of $65.7 million from KCG's intangible asset balance as of March 31, 2017.

(v)
Represents remaining tax benefits attributable to the Company that is expected to be realized in the future. The $49.1 million decrease from KCG's balance as of March 31, 2017 resulted from the change in the tax treatment of KCG following the consummation of the Transactions (refer to Note (e) for further information).

(vi)
Reflects the impact of the change in control provision at the date of the Transactions on the existing KCG Notes. As of March 31, 2017, the call premium was 103.4375% on the outstanding principal balance of $462.1 million, or an additional $15.9 million, to arrive at $478.0 million of fair value upon the Transactions after eliminating the remaining debt issuance costs.

(vii)
Represents an increase of $20.8 million in KCG's goodwill balance as of March 31, 2017.

Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations

(c)
Reflects changes in interest expense, original issue discount accretion and deferred financing amortization for debt issued in connection with the Transactions:

	Three Months Ended	Year Ended
		December 31, 2016
	March 31, 2017
Interest expense in connection with the Transactions(i)	$21,141	$89,023

Amortization of debt issuance costs(ii)	2,348	9,498
Accretion of OID	79	320
Total pro forma interest expense	23,567	98,840
Less: historical interest expense on refinanced debt(iii)
Virtu	(6,828)	(28,327)
KCG	(9,029)	(36,325)
Total pro forma adjustment	$7,710	$34,188

(i)
The interest rate on the Term Loan Facility is based on LIBOR plus a margin of 3.75% with 1% LIBOR floor. The Term Loan Facility has a term of 4.5 years and subject to mandatory amortization payments of 10% per annum, payable quarterly in equal installments, with covenants restricting the use of asset sale proceeds to the retirement of debt. For purposes of the Unaudited Pro Forma Financial Statements, the effective interest rate used on the Term Loan Facility was 4.75%. The Notes will have a five-year term.

(ii)
Assumes total capitalized debt issuance costs of $45.6 million with $17.1 million being amortized over a four and a half-year period in the case of the Term Loan Facility, and $28.5 million over five years for the Notes.

(iii)
Represents eliminations of interest expense, OID accretion and deferred debt issuance costs incurred in historical results related to the existing debt of both Virtu and KCG that will be refinanced as part of the Transactions.
(d)
Reflects pro forma adjustments related to KCG's amortization of intangibles:

		Year Ended
	Three Months Ended March 31, 2017	December 31, 2016
Pro forma amortization expense(i)	$6,711	$26,844
Less: historical amortization expense	(10,109)	(34,356)
Total pro forma adjustment	$(3,398)	$(7,512)

(i)
Represents pro forma amortization expense relating to the estimated fair value of KCG's intangibles of $156.0 million being amortized over depreciable lives ranging from 5 to 11 years.
(e)
Reflects pro forma adjustments to provision for income taxes based on an effective income tax rate of 18.3%, determined based on the U.S. federal income tax rate applicable to corporations of 35.0%, less the rate attributable to non-controlling interest of 20.0%, plus any state, local and foreign taxes net of federal tax benefit of 3.3%. The Company is subject to U.S. federal, state and local income tax at the rate applicable to corporations less the rate attributable to the noncontrolling interest in Virtu Financial. These noncontrolling interests are subject to U.S. taxation as partnerships. Accordingly, the income attributable to these noncontrolling interests is reported in the unaudited pro forma condensed combined consolidated statement of operations, but the related U.S. income tax expense attributable to these noncontrolling interests is not reported by the Company as it is the obligation of the individual partners. Certain of the Company's subsidiaries are subject to corporate taxation in foreign, state and local jurisdictions in which the Company operates. In contrast, KCG's business has been operated through a U.S. corporation and is subject to federal, state, local and foreign income taxes. Following the consummation of the Transactions, KCG and its subsidiaries will be operated through Virtu Financial as a partnership and the income attributable to noncontrolling interests will not be subject to U.S. federal and certain state income taxes.

(f)
Represents the portion of the stockholder's equity owned by the current members of Virtu Financial after the Transactions. Immediately following the completion of the Transactions, the ownership percentage represented by non-voting common interest units of Virtu Financial ("Virtu Financial Units") not held by us will be 52.2%, and the net income attributable to Virtu Financial Units not held by us will accordingly represent 63.9% of our net income. The higher percentage of net income attributable to Virtu Financial Units not held by us over the ownership percentage of Virtu Financial Units not held by us is due to the recognition of additional current income tax expense after giving effect to the adjustments for the Transactions that is entirely attributable to our interest.

NO DISSENTER'S RIGHTS

        The corporate action described in this Information Statement will not afford to our stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Executive Compensation

"Golden Parachute" Compensation Payable to Virtu's Named Executive Officers

        None of the Company's named executive officers will receive any compensatory payments or benefits that constitute "golden parachute" compensation within the meaning of Item 402(t) of Regulation S-K.

"Golden Parachute" Compensation Payable to KCG's Named Executive Officers

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of KCG that is based on or otherwise relates to the merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to KCG's named executive officers. The "golden parachute" compensation payable to these individuals is subject to a non-binding, advisory vote of KCG's stockholders.

  •
  The estimated value of the payments and benefits that KCG's named executive officers will receive in connection with the merger is quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the completion of the merger occurs on May 26, 2017 (the latest practicable date determined in accordance with Item 402(t) of Regulation S-K); (ii) a per share merger consideration of $20.00; (iii) salary and target bonus levels as of the date of this information statement; (iv) the number of unvested KCG equity awards held by the named executive officers as of May 26, 2017, and (v) a qualifying termination of each named executive officer's employment immediately after the completion of the merger (or, for Mr. Allison, a termination of his employment where the Company elects to pay his base salary over a six-month period instead of giving advance notice of such termination).

        Depending on when the merger occurs, certain KCG equity awards that are now unvested and included in the table below may vest independent of the merger pursuant to their terms based on continued service with KCG. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this information statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Golden Parachute Compensation

	Cash ($)(1)	Equity ($)(2)	Total ($)
Daniel Coleman	7,026,798	4,342,660	11,369,458
Steffen Parratt	1,769,645	1,217,200	2,986,845
Philip Allison	3,225,750	3,780,560	7,006,310
Ryan Primmer	3,526,978	3,651,120	7,178,098
Greg Tusar	3,444,602	3,467,080	6,911,682
Jonathan Ross(3)	—	2,027,600	2,027,600

(1)
Amounts reflect the following payments, all of which are "double trigger" payments that are contingent upon a qualifying termination of the named executive officer : (a) cash non-compete/non-solicit payments (or for Mr. Allison, payment in lieu of notice); (b) an annual incentive for the fiscal year in which the termination occurs, paid in cash and (c) payment in respect of healthcare continuation that would become payable upon a qualifying termination of employment, as follows:

	Non-Compete Payments ($)(a)	Payment in Lieu of Notice ($)(b)	2017 Annual Bonus Payment ($)(c)	Healthcare Continuation Payment ($)(d)
Daniel Coleman	2,000,000	—	5,000,000	26,978
Steffen Parratt	500,000	—	1,250,000	19,645
Philip Allison	—	225,750	3,000,000	—
Ryan Primmer	500,000	—	3,000,000	26,978
Greg Tusar	417,624	—	3,000,000	26,978
Jonathan Ross	—	—	—	—

(a)
Pursuant to the terms of the executives' employment agreements, reflects non-compete payments made in equal monthly installments over a period of six months following the qualifying termination.

(b)
Pursuant to the terms of his employment agreement, reflects payment of Mr. Allison's base salary over a six-month period following his termination if the Company elects to make such payments in lieu of providing advanced notice of such termination. Amount reflected is based on a conversion ratio of GBP to USD of 1.29.

(c)
Reflects the executive's 2017 annual bonus, paid in cash.

(d)
For Messrs. Coleman, Parratt, Primmer and Tusar, reflects the cost of the executive's COBRA health insurance premiums paid by the Company, based on the level of coverage in effect on the date of termination.

  In order to receive the non-compete payments and the healthcare continuation payments, the executive must execute a release of claims in favor of the Company and comply with the terms of the applicable restrictive covenants described below under "Employment Agreements with Named Executive Officers."

(2)
Amounts reflect the "single-trigger" payments that will be made in respect of the following unvested RSUs (as defined below) held by the named executive officers: Mr. Coleman, 217,133 unvested RSUs; Mr. Parratt, 60,860 unvested RSUs; Mr. Allison, 189,028 unvested RSUs; Mr. Primmer, 182,556 unvested RSUs; and Mr. Tusar, 173,354 unvested RSUs.

(3)
Mr. Ross separated from KCG on September 30, 2016 and has been included in the above table in accordance with the requirements of Item 402(t) of Regulation S-K.

Treatment of KCG Equity Awards

        The stock options, stock appreciation rights ("SARs") and Restricted Stock Units ("RSUs") (which we collectively refer to as the "KCG equity awards") held by KCG's named executive officers immediately prior to the effective time will be cancelled in exchange for a cash payment in the same manner as those KCG equity awards held by other employees of KCG. Such awards will be subject to the following treatment:

  •
  Stock Options:  At the effective time, each outstanding stock option granted under the KCG stock plan will be cancelled and converted automatically into the right to receive an amount in cash equal to the product of (x) the number of shares of KCG common stock subject to the stock option immediately prior to the effective time and (y) the excess, if any, of the merger consideration of $20.00 per share over the exercise price per share of such stock option, less applicable taxes required to be withheld with respect to such payment. Any stock option that has an exercise price per share that is greater than or equal to the merger consideration of $20.00 per share will be cancelled at the effective time for no consideration or payment.

  •
  SARs:  At the effective time, each outstanding SAR granted under the KCG stock plan will automatically and without any required action on the part of the holder thereof, be cancelled and will entitle the holder of such SAR to receive an amount in cash equal to the product of (i) the number of shares of KCG common stock subject to such SAR immediately prior to the effective time and (ii) the excess, if any, of (x) the merger consideration of $20.00 per share over (y) the exercise price per share of such SAR, less applicable taxes required to be withheld with respect to such payment. Because all outstanding SARs have an exercise price per share that is greater than or equal to the merger consideration of $20.00 per share, all SARs will be cancelled at the effective time for no consideration or payment.

  •
  RSUs:  At the effective time, each outstanding RSU under the KCG stock plan will be cancelled and converted automatically into the right to receive an amount in cash equal to the product of (x) the number of shares of KCG common stock subject to such RSU immediately prior to the effective time and (y) the merger consideration of $20.00 per share, less applicable taxes required to be withheld with respect to such payment.

Employment Arrangements with Named Executive Officers

        Messrs. Coleman, Parratt, Primmer, and Tusar.    Each of Messrs. Coleman, Parratt, Primmer, and Tusar is party to an employment agreement with KCG (each, an "employment agreement" and collectively, the "employment agreements"). Under their employment agreements, each of these executive officers will be entitled to certain severance payments and benefits if (a) his employment is terminated without "cause" or (b) he terminates his employment for "good reason" (each as defined in the employment agreements). We use the term "qualifying termination" to refer to both a termination by KCG without cause and a resignation by the executive for good reason.

        Each employment agreement provides that in the event of a qualifying termination the executive officer will be entitled to receive:

  •
  non-competition payments equal to 100% (200% for Mr. Coleman) of the executive officer's base salary, provided that for Mr. Tusar, the non-competition payment is 50% of an amount equal to (a) his base salary plus (b) 75% of the cash portion of the annual incentive award paid in respect of the fiscal year preceding the year in which the qualifying termination occurs. For each executive, the non-competition payments are paid in equal monthly installments over a period of six months following the qualifying termination, subject to such executive's ongoing compliance with non-competition restrictions over the same period (12 months for Mr. Coleman) and non-solicitation restrictions for a period of 18 months, provided that all non-solicitation and non-competition restrictions are reduced to a six-month period following a qualifying termination; and

  •
  payment of COBRA health insurance premiums for up to 12 months following the qualifying termination.

        The executive officers are required to execute an effective and enforceable general release of all claims against the Company as a condition to receiving the payments and benefits outlined above, and such benefits shall be reduced to give the best net-after-tax benefit to the executive in the case excise taxes are imposed under Section 280G of the Code if any payments under the employment or otherwise payable in connection with the transaction would be deemed to be "excess parachute payments."

        Mr. Allison.    Pursuant to his employment agreement with KCG, KCG is required to give Mr. Allison six months' written notice to terminate his employment provided that KCG may, at its discretion, terminate Mr. Allison's employment with immediate effect and pay Mr. Allison's base salary over the six-month period instead of giving advance notice of such termination. Mr. Allison's employment agreement requires that he comply with non-competition and non-solicitation covenants for a period of 12 months following the termination of his employment.

2017 Fiscal Year Bonus

        In connection with negotiating the Merger Agreement, the parties agreed that each named executive officer would be eligible to earn a bonus for the 2017 fiscal year in an amount determined by the Chief Executive Officer of KCG. Upon a qualifying termination following the completion of the merger, each named executive officer will be paid his 2017 bonus, provided, that payment of such amount shall be subject to the executive's delivery (and non-revocation) of a general release of claims and covenant not to sue in favor of the Company, KCG and their respective subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The tables below set forth information with respect to the beneficial ownership of Company Class A Common Stock and Company Class B Common Stock by:

  •
  each of our directors and executive officers;

  •
  each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Company Class A Common Stock and Company Class B Common Stock; and

  •
  all of our directors and executive officers as a group.

        We have four classes of authorized common stock. The Company Class A Common Stock and the Company Class C Common Stock have one vote per share. The Company Class B Common Stock and the Company Class D Common Stock have 10 votes per share. Shares of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

        Prior to our initial public offering, our business was conducted through Virtu Financial and its subsidiaries. In a series of transactions that occurred in connection with our initial public offering, (i) we became the sole managing member of Virtu Financial and acquired Virtu Financial Units, (ii) certain direct or indirect equityholders of Virtu Financial acquired shares of Company Class A Common Stock and (iii) certain direct or indirect equityholders of Virtu Financial had their interests reclassified into Virtu Financial Units and acquired shares of Company Class C Common Stock or, in the case of the Founder Member only, shares of Company Class D Common Stock (collectively, the "Virtu Members"). Subject to certain restrictions, each Virtu Member, other than the Founder Member, has the right at any time to exchange any vested Virtu Financial Units (together with a corresponding number of shares of Company Class C Common Stock) for shares of Company Class A Common Stock on a one-for-one basis. Subject to certain restrictions, the Founder Member has the right at any time to exchange any Virtu Financial Units (together with a corresponding number of shares of Company Class D Common Stock) for shares of Company Class B Common Stock on a one-for-one basis. Shares of Company Class B Common Stock may be converted into shares of Company Class A Common Stock on a one-for-one basis.

        The numbers of shares of Company Class A Common Stock beneficially owned and percentages of beneficial ownership set forth in the table below assume that (i) all Virtu Financial Units (together with the corresponding shares of Company Class C Common Stock) that have vested or will vest within 60 days have been exchanged for shares of Company Class A Common Stock (other than those held by our management vehicle, which we refer to as "Virtu Employee Holdco", and by a trust that holds equity interest in Virtu Financial on behalf of certain employees of ours based outside the United States, whose trustee is one of our subsidiaries, (ii) all Virtu Financial Units (together with the corresponding shares of Company Class D Common Stock) have been exchanged for shares of Company Class B Common Stock and (iii) all shares of Company Class B Common Stock have been converted into shares of Company Class A Common Stock. Subject to the assumption in the preceding sentence, the amounts and percentages of Company Class A Common Stock and Company Class B Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

        Except as set forth in the footnotes below, the percentages included in the following table are based on 40,667,276 shares of Company Class A Common Stock outstanding, 19,081,435 Virtu Financial Units and related shares of Company Class C Common Stock, and 79,610,490 Virtu Financial

Units and related shares of Company Class D Common Stock outstanding as of May 15, 2017, the record date.

        Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Virtu Financial, Inc., 900 Third Avenue, New York, New York 10022-1010.

	Company Class A Common Stock (on a fully exchanged and converted basis)		Company Class B Common Stock (on a fully exchanged and converted basis)(1)		Combined Voting Power(2)
	Number	Percentage	Number	Percentage	Percentage
	As of May 15, 2017
Name of Beneficial Owner 5% Equity
TJMT Holdings LLC(3)	80,610,490	56.2	79,610,490	100	92.7
Virtu Employee Holdco LLC(4)	12,961,807	9.0	—	—	1.5
Havelock Fund Investments Pte Ltd(5)	12,317,682	8.6	—	—	1.4
William Blair Investment Management, LLC(6)	2,646,247	1.8	—	—	*
BlackRock, Inc.(7)	2,277,158	1.6	—	—	*
The Vanguard Group(8)	2,237,265	1.6	—	—	*
Directors and Executive Officers
Vincent Viola(3)(4)	95,159,797	66.4	79,610,490	100	94.4
Douglas A. Cifu(9)	3,910,546	2.7	—	—	*
Joseph Molluso(10)(11)	525,271	*	—	—	*
John P. Abizaid(10)(11)	19,740	*	—	—	*
William F. Cruger, Jr.(10)(11)	12,968	*	—	—	*
Christopher C. Quick	—	—	—	—	—
John D. Nixon(11)	10,910	*	—	—	*
Venu Palaparthi(10)(11)	84,000	*	—	—	*
John F. (Jack) Sandner(10)(11)	14,240	*	—	—	*
Michael T. Viola(3)	80,698,477	56.3	—	—	92.7
All directors and executive officers as a group (10 persons)	100,213,713	69.9	79,610,490	100	94.4

*
Less than 1%

(1)
Represents (i) 1,000,000 shares of Company Class A Common Stock that TJMT Holdings LLC, the Founder Member, directly owns and (ii) 79,610,490 shares of Company Class A Common Stock issuable to the Founder Member at any time upon (i) the exchange of the 79,610,490 Virtu Financial Units and an equal number of shares of Company Class D Common Stock held by the Founder Member for shares of Company Class B Common Stock and (ii) the conversion of such shares of Company Class B Common Stock into shares of Company Class A Common Stock.

(2)
Percentage of combined voting power represents voting power with respect to all shares of Company Class A Common Stock, Company Class B Common Stock, Company Class C Common Stock and Company Class D Common Stock, voting together as a single class. Each holder of Company Class B Common Stock and Company Class D Common Stock is entitled to 10 votes per share and each holder of Company Class A Common Stock and Company Class C Common Stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Company Class C Common Stock and Company Class D Common Stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with Company Class A Common Stock and Company Class B Common Stock.

(3)
The Founder Member is owned by trusts for the benefit of family members of Mr. Viola and Teresa Viola, Mr. Viola's wife. Teresa Viola and Michael T. Viola, Mr. Viola's son and one of our directors, share dispositive control and voting control over the shares held by the Founder Member. As a result, Teresa Viola and Michael T. Viola beneficially own 79,610,490 Virtu Financial Units and an equal number of shares of Company Class D Common Stock held by the Founder Member and 1,000,000 shares of Company Class A Common Stock held by the Founder Member. In addition, Michael T. Viola also holds 52,235 Virtu Financial Units and an equal number of shares of Company Class C Common Stock through Virtu Employee Holdco, directly owns 5,752 shares of Company Class A Common Stock and directly owns 30,000 shares of Company Class A Common Stock issuable upon the exercise of stock options that have vested or will vest within the next 60 days. Mr. Vincent Viola may be deemed to beneficially own the shares held by the Founder Member by virtue of his relationship with Teresa Viola.

(4)
Mr. Viola is the manager of Virtu Employee Holdco, a vehicle that holds Virtu Financial Units on behalf of certain directors and key employees, and exercises dispositive control and voting control over the 12,961,807 shares issuable upon the exchange of Virtu Financial Units and corresponding shares of Company Class C Common Stock held by Virtu Employee Holdco (including both vested and unvested Virtu Financial Units and corresponding shares of Company Class C Common Stock). Mr. Viola disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein. In addition, Mr. Viola directly owns 1,200,000 shares of Company Class A Common Stock, 1,387,500 shares of Company Class A Common Stock issuable upon the exercise of stock options that have vested or will vest within the next 60 days and 79,610,490 Virtu Financial Units and an equal number of shares of Company Class D Common Stock beneficially owned by Teresa Viola, Mr. Viola's wife, that Mr. Viola may be deemed to beneficially own by virtue of their relationship.

(5)
Based upon statements in the Schedule 13G filed by Temasek Holdings (Private) Limited ("Temasek Holdings"), Fullerton Fund Investments Pte Ltd ("Fullerton") and Havelock Fund Investments Pte Ltd ("Havelock") on February 16, 2016. Havelock is a wholly-owned subsidiary of Fullerton, which is a wholly-owned subsidiary of Temasek Holdings. Temasek Holdings, Fullerton and Havelock have shared voting and dispositive power over 12,317,682 shares of Company Class A Common Stock. The address of Temasek Holdings is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(6)
Based upon statements in the Schedule 13G/A filed by William Blair Investment Management, LLC ("William Blair Investment Management") on February 10, 2017. William Blair Investment Management has (i) sole voting power over 2,412,661 shares of Company Class A Common Stock; and (ii) sole dispositive power over 2,646,247 shares of Company Class A Common Stock. The address of William Blair Investment Management is 230 W. Adams St., Chicago, IL 60606.

(7)
Based upon statements in the Schedule 13G filed by BlackRock, Inc. ("BlackRock") on January 30, 2017. BlackRock has (i) sole voting power over 2,227,731 shares of Company Class A Common Stock; and (ii) sole dispositive power over 2,277,158 shares of Company Class A Common Stock. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(8)
Based upon statements in the Schedule 13G filed by The Vanguard Group ("Vanguard") on February 10, 2017. Vanguard has (i) sole voting power over 52,096 shares of Company Class A Common Stock; (ii) sole dispositive power over 259 shares of Company Class A Common Stock; (iii) sole dispositive power over 2,186,551 shares of Company Class A Common Stock and (iv) shared dispositive power over 50,714 shares of Company Class A Common Stock. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are wholly-owned subsidiaries of Vanguard and have shared voting and dispositive power over 50,455 shares of Company Class A

  Common Stock and 1,900 shares of Company Class A Common Stock, respectively. The address of Vanguard is 900 Third Avenue 29th Floor, New York, New York 10022-0100.

(9)
The Company Class A Common Stock owned by Mr. Cifu is comprised of (i) 200,000 shares of Company Class A Common Stock issuable upon the exercise of stock options that have vested or will vest within the next 60 days; (ii) 2,830,742 shares of Company Class A Common Stock issuable upon the exchange of Virtu Financial Units and corresponding shares of Company Class C Common Stock held by Mr. Cifu; (iii) 819,804 shares of Company Class A Common Stock issuable upon the exchange of Virtu Financial Units and corresponding shares of Company Class C Common Stock held by a trust for the benefit of the Cifu Family Trust and (iv) 60,000 shares of Company Class A Common Stock held by Mr. Cifu directly. Melissa B. Lautenberg, Mr. Cifu's wife, and Dr. Mitchel A. Lautenberg, Ms. Lautenberg's brother, share dispositive control and voting control over the shares held by the Cifu Family Trust. Mr. Cifu may be deemed to beneficially own the shares held by the Cifu Family Trust by virtue of his relationship with Ms. Lautenberg.

(10)
Includes Virtu Financial Units and corresponding shares of Company Class C Common Stock held by Virtu Employee Holdco on behalf of such person that have vested or will vest within the next 60 days.

(11)
Includes stock options or restricted stock units that have vested or will vest within the next 60 days.

DELIVERY OF INFORMATION STATEMENT

        We have adopted a procedure, approved by the SEC, called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of this Information Statement, unless we are notified that one or more of these stockholders wishes to receive individual copies. This procedure will reduce our printing costs and postage fees.

        If you share an address with another stockholder and have received only one Information Statement and wish to receive a separate copy of this Information Statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies of annual reports to shareholders, information statements or proxy materials in the future, please contact us at our executive office or by calling our offices at (212) 418-0100. We will promptly deliver a separate copy of this Information Statement to any stockholder requesting the same, upon request, at no cost to you. If you are eligible for householding, but you and other stockholders with whom you share an address received multiple copies of this Information Statement, or if you hold Company Class A Common Stock in more than one account, and in either case you wish to receive only a single copy of annual reports to stockholders, information statements or proxy materials for your household, please contact the our executive offices, as indicated above.

        If your shares of Company Class A Common Stock are held in street name through a broker, bank or other nominee, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Information Statement or wish to receive a single copy of such materials in the future for all beneficial owners of shares of Company Class A Common Stock sharing an address.

FINANCIAL INFORMATION OF VIRTU

        Certain financial information required under Regulation 14C promulgated under the Exchange Act, including the Company's (i) financial statements and supplementary financial data, (ii) selected financial data, (iii) management's discussion and analysis of financial conditions and results of operations, (iv) quantitative and qualitative disclosures about market risk, and (v) changes in and disagreements with accountants on accounting and financial disclosure, is contained in our Annual

Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 21, 2016, and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the SEC on May 10, 2017, each of which is incorporated by reference herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        Statements contained in this Information Statement, or in any document incorporated by reference in this Information Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC's rules allow Virtu to "incorporate by reference" information into this Information Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.

        Virtu incorporates by reference into this Information Statement the documents listed below and any documents filed by Virtu pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Information Statement and prior to the closing of the Acquisition except for any information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein (unless otherwise noted):

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 14, 2017, as amended by the Form 10-K/A filed with the SEC on April 28, 2017;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 10, 2017;

  •
  Current Reports on Form 8-K filed with the SEC on April 20, 2017, April 21, 2017, May 23, 2017, May 31, 2017, June 2, 2017 and June 16, 2017; and

  •
  The description of the Company Class A Common Stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act with the SEC on April 16, 2015, and any amendment or report filed for the purpose of updating that description.

        Virtu also incorporates by reference into this Information Statement the documents listed below:

  •
  Definitive Proxy Statement filed by KCG with the SEC on June 1, 2017, as amended on June 28, 2017;

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, filed by KCG with the SEC on February 24, 2017;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed by KCG with the SEC on May 8, 2017; and

  •
  Current Reports on Form 8-K, filed by KCG with the SEC on January 19, 2017, April 21, 2017, April 25, 2017 May 31, 2017, June 2, 2017, June 9, 2017 and June 21, 2017.

        All documents that KCG files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Information Statement to the date on which the special meeting of KCG is held, including any adjournments or postponements (other than information in such documents that is furnished and not deemed to be filed) shall also be deemed to be incorporated by reference into this Information Statement from the date of filing of those documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this Information Statement will be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in this Information Statement or any other subsequently filed document that is deemed to be incorporated by reference into this Information

Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

        Virtu undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Virtu Financial, Inc.
900 Third Avenue, 29th Floor
New York, New York 10022
Attention: Andrew Smith, Investor Relations
Phone: (212) 418-0100

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file including exhibits thereto at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of this information may also be obtained by mail from the SEC's Public Reference Branch at 100 F Street, N.E., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC's internet website at http://www.sec.gov and on our corporate website, at http://ir.virtu.com/. The information on or accessible through our website is not incorporated by reference into this Information Statement.

APPENDIX A

WRITTEN CONSENT
OF
THE STOCKHOLDER
OF
VIRTU FINANCIAL, INC.

Written Consent of the Stockholders

        The undersigned, representing the holders of a majority in voting power of the outstanding capital stock of Virtu Financial, Inc., a Delaware corporation (the "Company"), entitled to vote on the matters set forth herein, hereby consent, pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, as amended, and Section 8.1 of the Amended and Restated Certificate of Incorporation of the Company (the "Company Charter") and Section 2.13 of the Amended and Restated By-laws of the Company (the "Company By-laws"), to the adoption of the following recitals and resolutions, with the same force and effect as if such resolutions were approved and adopted at a duly called meeting of stockholders.

        WHEREAS, the Company previously approved and entered into an investment agreement (the "Temasek Investment Agreement") by and between the Company and Aranda Investments Pte. Ltd., a Singapore private limited company ("Temasek"), dated as of April 20, 2017;

        WHEREAS, pursuant to the Temasek Investment Agreement, the Company agreed to sell, in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) to Temasek, up to 8,012,821 shares of Company Class A Common Stock (the "Temasek Shares") at a purchase price of $15.60 per Temasek Share;

        WHEREAS, the Company previously approved and entered into an investment agreement (the "NIH Investment Agreement") with North Island Holdings I, L.P. ("NIH"), dated as of April 20, 2017;

        WHEREAS, pursuant to the NIH Investment Agreement, the Company agreed to sell, in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) and subject to the terms and conditions set forth in the NIH Investment Agreement (the "NIH Private Placement"), to NIH or its permitted transferees, up to 40,064,103 shares of Company Class A Common Stock (the "NIH Shares," and together with the Temasek Shares, the "Common Shares") at a purchase price of $15.60 per NIH Share (the "NIH Share Purchase Price");

        WHEREAS, pursuant to the NIH Investment Agreement, the Company agreed to pay $6,250,000 to NIH at the closing of the NIH Private Placement (the "Deal Fee");

        WHEREAS, it is proposed that the Company enter into an amended and restated investment agreement with NIH in order to amend and restate the NIH Investment Agreement in its entirety (as so amended and restated, the "Amended and Restated NIH Investment Agreement," and together with the Temasek Investment Agreement, the "Investment Agreements"), to delete the Deal Fee and to reduce the NIH Share Purchase Price by an amount such that the net total amount payable as consideration for the NIH Shares remains unchanged;

        WHEREAS, the Board of Directors of the Company (the "Board") has approved the execution and delivery of the Amended and Restated NIH Investment Agreement;

        WHEREAS, the Board has approved the issuance of the Common Shares pursuant to the terms and conditions set forth in the Investment Agreements;

        WHEREAS, the Company is listed on The NASDAQ Global Select Market ("NASDAQ") and the Company is subject to NASDAQ rules and regulations;

        WHEREAS, NASDAQ Listing Rule 5635 requires stockholder approval by a majority of the total votes cast to approve the issuance of the Common Shares;

        WHEREAS, the Board has recommended that the stockholders entitled to vote on the issuance of Common Shares approve the issuance of the Common Shares;

        WHEREAS, Section 8.1 of the Company Charter and Section 2.13 of the Company By-laws permit any action required or permitted to be taken by the stockholders of the Company to be effected by the consent in writing of the holders of a majority of the total voting power of the Company entitled to vote thereon;

        WHEREAS, the Board has set June 23, 2017 as the record date for determining stockholders entitled to vote on the issuance of the Common Shares;

        WHEREAS, the undersigned has reviewed the Investment Agreements, including the terms of the issuance of the Common Shares; and

        WHEREAS, the undersigned desires to approve the issuance of the Common Shares.

  NOW, THEREFORE BE IT:

Approval of Issuance of Common Shares

        RESOLVED, that the issuance of the Common Shares be and hereby is approved and ratified upon the terms and conditions set forth in the Investment Agreements.

General Authorization

        RESOLVED, that the Company be, and hereby is, authorized, empowered and directed to take all such further actions, to do and perform (or cause to be done and performed) and to execute and deliver all such instruments and documents, in the name of and on behalf of the Company and to pay all such costs, fees, expenses and taxes, in each case as shall be necessary or advisable in order to carry out fully the intent and accomplish the purposes of the foregoing resolutions and the actions, transactions and agreements contemplated thereby.

        This Written Consent shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Written Consent may be executed by facsimile or portable document format (.pdf) and when so executed shall be deemed to be an original.

[Signature page follows]

        IN WITNESS WHEREOF, the undersigned has executed this Written Consent on the date set forth below.

TJMT HOLDINGS LLC
By:	/s/ MICHAEL VIOLA
Name: Michael Viola
Title: Authorized Person
Date: June 23, 2017